                                                                     Exhibit 2.1


      ====================================================================

                            STOCK PURCHASE AGREEMENT

      ====================================================================



                                     BETWEEN

                               RHODIA CHIMIE S.A.

                                  (TRANSFEROR)

                                       AND

                                        X

                                     (BUYER)

                                       AND

                          GEO SPECIALTY CHEMICALS, INC.

                                      (GEO)

                            STOCK PURCHASE AGREEMENT
                            ------------------------

This STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made as of this 6th day of August 1999, by and between:

Rhodia Chimie, a French ("societe anonyme") with a capital of FRF 2,883,675,200, having its registered office at 25, quai Paul Doumer, 92408 Courbevoie, France, recorded in the Register of Companies of Nanterre under No. 642 014 526 RCS Nanterre, represented by Mr. Pierre-Louis Rosset duly authorized ("TRANSFEROR")

                                                         Party of the first part

AND

GEO Specialty Chemicals, Inc., an Ohio corporation with principal offices at 28601 Chagrin Boulevard, Suite 210, Cleveland, OH 44122, U.S.A. ("GEO"), represented by Mr. George Ahearn, Chairman of the Board of Directors.

                                                       Party of the second part.

                                    RECITALS
                                    --------
WHEREAS:

1. The Transferor owns and operates a complete and autonomous branch of activity for the extraction, purification, marketing and sale of gallium which is conducted at two different sites: (i) in France at the Salindres site in the Gard region where the Transferor operates a gallium purification unit ("SALINDRES SITE"), and (ii) in Germany through Ingal Stade GmbH, a German corporation with a capital of DM 50,000 with its registered office at Johann-Rathje-Koser Strasse, 21683 Stade ("INGAL STADE") whose entire share capital (the "INGAL STADE SHARES") is, on the date of this Agreement, held by Rhodia Deutschland GmbH, a German entity with its registered office at Rhodia Deutschland, Engesser Strasse 8, 79108 Freiburg, (collectively, the "GALLIUM BUSINESS"). (Detailed corporate information regarding Ingal Stade can be found in APPENDIX 8.1.1.(b)(ii)).

2. As part of the Transferor's strategy to divest non-core units and concentrate on its strategic specialty chemicals activities, the Transferor wishes to sell the Gallium Business.

3. GEO wishes to purchase the Gallium Business incorporated in an independent and immediately operational company, and the parties desire to avoid the complex administrative and legal formalities associated with the creation of a new company, the transfer of personnel and dispersed assets.

4. GEO wishes to purchase the Gallium Business through a French holding company that GEO intends to create before the Transfer Date (the "BUYER" shall hereinafter refer to the entity (as between the French holding company to be created by GEO or GEO) actually purchasing the shares pursuant to this Agreement).

5. On the date hereof, the Transferor, together with the Nominee Shareholders, own one-hundred percent of the shares forming the issued and outstanding capital of Rhod Six, a French societe anonyme with a capital of FRF 250 000, with its registered office at 25, quai Paul Doumer, 92408 Courbevoie recorded in the Register of Companies of Nanterre under No. 423 113 349 RCS Nanterre (hereinafter referred to as the "COMPANY").

6. The parties agreed that prior to the completion of the transactions contemplated herein, the Transferor would transfer or cause the transfer of the Gallium Business to the Company through (i) a Contribution Agreement in the form of APPENDIX A hereto pursuant to Article 387 of the Companies Act of July 24, 1966 by a private deed, and (ii) the sale of the Ingal Stade Shares by Rhodia Deutschland GmbH to the Company.

7. In consideration of the contribution of the Gallium Business to the Company, the Company shall increase its share capital by FRF 129,997,203 from FRF 250,000 to FRF 130,150,000 by issuing to the Transferor 1,299,000 fully paid-up new shares of FRF 100, accompanied by a total call premium of FRF 97,203.94.

8. GEO desires to purchase through the Buyer or directly if the Buyer is not constituted on or before the Transfer Date all of the issued and outstanding shares of the Company, and the Transferor desires to sell such shares, all upon the terms and conditions hereinafter set forth.

NOW THEREFORE IT HAS BEEN AGREED AS FOLLOWS :
---------------------------------------------

                                    ARTICLE 1
                                    ---------

                                   DEFINITIONS
                                   -----------

"ACQUIRING PERSON" shall have the meaning set forth in SECTION 10.1(g)(v)(D).

"AGREEMENT" shall mean this stock purchase agreement.

"BENEFICIARY" shall have the meaning set forth in SECTION 9.4(a).

"BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a bank holiday in France, Germany or the U.S.A.

"BUYER" shall mean have the meaning ascribed to it in Recital 4 herein.

"CLOSING" shall have the meaning set forth in SECTION 3.1 and shall occur on the Transfer Date.

"COMPANIES" shall mean the Company and Ingal Stade.

"COMPANY" shall have the meaning set forth in recital 4 above.

"COMPANY'S INDEBTEDNESS" shall mean the indebtedness of the Company towards Rhodia S.A. as a result of the purchase of the Ingal Stade Shares and shall be equal to four million, one hundred sixty-seven five hundred French Francs (FRF 4,167,500).

"COMPETING ACTIVITY" shall have the meaning set forth in SECTION 10.1(g)(v)(A).

"COMPETING BUSINESS" shall have the meaning set forth in SECTION 10.1(g)(v)(A).

"CONTAMINANT" shall mean a substance whose Release is regulated by, or forms the basis of, liability under any Environmental Laws (including, without limitation, any Hazardous Material).

"CONTRIBUTION" shall mean the partial asset contribution ("apport partiel d'actif") by the Transferor to the Company of the gallium activity conducted at the Salindres Site, pursuant to Article 387 of the Companies Act of July 24, 1966, representing all of the assets and liabilities appearing on the Reference Position (except the Ingal Stade Shares).

"CONTRIBUTION AGREEMENT" shall mean the private deed that was executed on August 2, 1999 in Courbevoie between the Transferor and the Company by which the Transferor shall perform the Contribution, a copy of which is attached hereto as APPENDIX A.

"CONTRIBUTION INDEBTEDNESS" shall mean the indebtedness of the Company towards the Transferor as a result of the Contribution and shall be equal to zero.

"CONTROL POSITION" shall mean the balance sheet of the Company as at the close of business on September 1, 1999, prepared in accordance with U.S. GAAP consistently applied in accordance with past practice, and certified by the Transferor's auditors (PriceWaterhouseCoopers) (which shall exclude the effect of the payments provided for in SECTION 7.3, but shall include any tax, and levies owed by the Company (i) in respect of the period prior to September 1, 1999 and (ii) as a result of the sale of the Shares; it being understood and agreed between the parties that all taxes on profits made by the French Gallium Business from January 1, 1999 to September 1, 1999 will be paid directly by the Transferor).

"DIRECT CLAIM" shall have the meaning set forth in SECTION 9.4(d).

"DISPUTED ITEMS" shall have the meaning set forth in SECTION 4.3(a).

"DRAFTS" shall have the meaning set forth in SECTION 8.1.1(i).

"ENCUMBRANCES" shall have the meaning set forth in SECTION 8.1.1(b)(i).

"ENVIRONMENTAL ASSESSMENT" shall mean the environmental studies included in APPENDIX 8.1.1.(q)(i) hereto, identifying the nature, extent and degree of soil and groundwater contamination existing in, on or under the Sites on the dates of such assessments.

"ENVIRONMENTAL INDEMNIFIABLE LOSSES" shall mean any and all damages, costs, claims, losses, liabilities, obligations, fines, judgments and expenses (including reasonable legal and consulting fees but excluding consequential damages ("dommages indirects et/ou pertes d'exploitations") arising as a result of a Remedial Action.

"ENVIRONMENTAL LAW" shall mean all any laws, statutes, directives, regulations, notices, judgments, decrees or orders including applicable E.U. Directives from any competent government entity having force of law applicable on the date hereof in France and Germany relating to pollution, contamination or protection of the environment or to the storage, labeling, handling, release, treatment, manufacture, processing, deposit, transportation or disposal of substances.

"EXPERT" shall have the meaning set forth in SECTION 4.3(a).

"FINAL CONTROL POSITION" shall have the meaning set forth in SECTION 4.3(b) hereof.

"FINAL GROUP CONTROL POSITIONS" shall mean the Final Control Position and the Final IS Control Position.

"FINAL IS CONTROL POSITION" shall have the meaning set forth in SECTION 6.3(b) hereof.

"FINAL IS NET BOOK VALUE" shall have the meaning set forth in SECTION 6.3(b) hereof.

"FINAL NET BOOK VALUE" shall have the meaning set forth in SECTION 4.3(b) hereof.

"FORCE MAJEURE" shall mean have the meaning ascribed to it in the Related Agreements.

"U.S. GAAP" shall mean generally accepted accounting principles in the United States of

America consistently applied and followed in the preparation of the Reference Position.

"GALLIUM BUSINESS" shall have the meaning ascribed to it in Recital 1.

"GEO" shall mean GEO Specialty Chemicals, Inc., an Ohio corporation with principal offices at 28601 Chagrin Boulevard, Suite 210, Cleveland, OH 44122, U.S.A.

"GEO GROUP" shall mean GEO, the Buyer and any company in which GEO directly or indirectly owns more than 50% of the capital or voting rights.

"GERMAN GAAP" shall mean generally accepted accounting principles in Germany consistently applied and followed in the preparation of the IS Reference Position.

"GROUP CONTROL POSITIONS" shall mean the Control Position and the IS Control Position.

"GROUP REFERENCE POSITIONS" shall mean the Reference Position and the IS Reference Position.

"HAZARDOUS MATERIALS" shall mean all pollutants, contaminants, waste, chemical or other material or substances regulated as explosive, flammable, toxic, radioactive, corrosive, reactive or otherwise hazardous substances pursuant to any Environmental Laws.

"INDEBTEDNESS FOR BORROWED MONEY" shall mean financial debt (other than trade payables) for borrowed money of the Company and Ingal Stade, whether short or long term, including amounts due in respect of capital leases, loans by members of the Rhodia Group, banks and other financial institutions, and accrued interest, prepayment penalties, and other amounts payable in respect of such indebtedness.

"INDEMNITOR" shall have the meaning set forth in SECTION 9.4(a).

"INGAL STADE" shall mean Ingal Stade GmbH, a German corporation with a capital of DM 50,000, with its registered office at Johann-Rathje-Koser Strasse, 21683 Stade.

"INGAL STADE SHARES" shall mean one-hundred percent (100%) of the issued and outstanding share capital of Ingal Stade.

"INTELLECTUAL PROPERTY RIGHTS AND PATENT RIGHTS shall have the meaning set forth in SECTION 8.1.1(f)(i).

"IS CONTROL POSITION" shall mean the balance sheet of Ingal Stade as at the close of business on September 1, 1999 prepared in accordance with German GAAP, consistently applied in accordance with past practice and certified by the Transferor's auditors (PriceWaterhouseCoopers) which shall include any tax, levies or duties to be borne by Ingal Stade (i) in respect of the period prior to September 1, 1999 and (ii) as a result of the sale of the Ingal Stade Shares.

"IS INDEBTEDNESS" shall mean the indebtedness of Ingal Stade towards Rhodia Deutschland set forth in the "cash pool "line item and any other Indebtedness for Borrowed Money of Ingal Stade.

"IS 1998 NET BOOK VALUE" shall mean the sum of the following balance sheet items computed as at December 31, 1998 on the basis of the IS Reference Position:

-    subscribed capital: DM 50,000 (FRF 167,500)

-    profit-loss: DM 88,564 (FRF 296,692)

"IS NET BOOK VALUE" shall mean the sum of the following balance sheet items computed as at the close of business on September 1, 1999, on the basis of the IS Control Position:

-    subscribed capital: DM 50,000 (FRF 167,500)

-    profit-loss

"IS REFERENCE POSITION" shall mean the balance sheet of Ingal Stade as at December 31, 1998 prepared in accordance with German GAAP consistently applied in accordance with past practice and certified by the Transferor's auditors (PriceWaterhouseCoopers). A copy of the IS Reference Position is attached hereto as APPENDIX B.

"LEASE(S)" shall have the meaning set forth in SECTION 8.1.1(p)(iii).

"LEASED REAL PROPERTY" shall have the meaning set forth in SECTION
8.1.1(p)(iii).

"LOSSES" shall have the meaning set forth in SECTION 9.1(a).

"MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" shall mean any material adverse change or changes in the assets, liabilities, financial condition or results of operations of the Gallium Business taken as a whole which for the purpose hereof, shall be deemed not to comprise a change or changes that result from general market, economic or political conditions or other conditions affecting the gallium industry generally. References to "material" appearing elsewhere in this Agreement shall not be so construed.

"MATERIAL CONTRACTS" shall mean all contracts material to the operation of the Gallium Business as currently being conducted (whether written or oral) in force on the date hereof or on the Transfer Date of the Companies or the Transferor, in the latter case, relating to the Gallium Business, including but not limited to, each of the following contracts and commitments to which either of the Companies is a party or is bound or which relate to the Gallium Business:

(a)  contracts with any sales agent, representative or distributor;

(b) contracts that (i) entail the expenditure of more than FRF 500,000 (five hundred thousand French Francs) in any year or (ii) have a term of more than six (6) months and cannot be terminated earlier by the Companies on notice of thirty (30) days or less;

(c)  contracts and arrangements for employment or consulting services;

(d) contracts to sell or supply products or to perform services in connection with the Gallium Business involving in any one case obligations or payments of FRF 500,000 (five hundred thousand French Francs) or more;

(e) contracts and arrangements providing for any severance, change-of-control or stay-in-place payment, whether or not, as a result of the transactions contemplated by this Agreement;

(f) contracts limiting the right of either of the Companies to compete or do business in any territory;

(g) contracts or arrangements for financing, granting an interest in any asset of the Companies or undertaking or guarantying the indebtedness or obligations of a third party;

(h)  contracts with a governmental entity;

(i)  barter contracts or contracts or arrangements for consignment; and

(j) contracts which have been concluded between either of the Companies and the Transferor or one of its affiliates.

"NET BOOK VALUE" shall mean the "equity" line item computed as at the close of business on September 1, 1999 on the basis of the Control Position.

"1998 NET BOOK VALUE " shall mean the "equity" line item computed as at December 31, 1998 on the basis of the Reference Position (including the projection for Kazakh stock).

"NEW CONTAMINANT" shall mean a Contaminant which has not been used prior to the Transfer Date in connection with the Gallium Business.

"NOMINEE SHAREHOLDERS" shall mean Rhodia Participations, Rhodia Investissement, Rhodia Finance, Rhodia Services, Compagnie Industrielle et Miniere and Mme. Laure du Manoir.

"PERMITS" shall have the meaning set forth in SECTION 8.1.1(m)(ii).

"PINJARRA" shall mean Rhodia Pinjarra PTY Ltd., an Australian company with its registered offices located at Lot 1, Napier Road, Pinjarra, Western Australia 6Z08.

"PLAN" shall have the meaning set forth in SECTION 9.5(d).

"PURCHASE OPTION AGREEMENT" shall mean the agreement to be entered into on the Transfer Date between the Transferor, the Buyer and GEO containing an option to purchase the issued and outstanding shares of Pinjarra.

"REFERENCE DATE IS INDEBTEDNESS" shall mean the actual amount of the IS Indebtedness as of December 31, 1998 equal to nine million one-hundred, sixty thousand three hundred and sixty (FRF 9,160,360) French Francs.

"REFERENCE POSITION" shall mean the balance sheet ("Comptes retraites") of the Company as at December 31, 1998 prepared in accordance with U.S. GAAP, as if the Contribution and the purchase of the Ingal Stade Shares, had occurred on that date, except that any and all taxes, levies or duties owed by the Company and incurred or arising by virtue of the Contribution or the transfer of the Ingal Stade Shares shall not be reflected in the Reference Position but shall be included in the Control Position. A copy of the Reference Position is attached hereto at APPENDIX C.

"RELATED AGREEMENTS" shall have the meaning set forth in SECTION 10.3(e) hereof.

"RELEASE" shall mean any spill, emission, leaking, pumping, injection, deposit or discharge of any Contaminant, in onto or through the environment (including ambient air, surface water, groundwater or surface or subsurface soil).

"REMEDIAL ACTION" shall mean the removal, cure, containment, neutralization, or remediation of any Release required:

     (i) by a written final and irrevocable order from an administrative or judicial authority;

     (ii)  by Environmental Laws; or

     (iii) in the event of a proven material and imminent hazard.

"RHODIA GROUP" shall mean the Transferor, the direct or indirect owner of the Transferor, and any company in which the Transferor (or the direct or indirect owner of the Transferor) directly or indirectly owns more than 50% of the capital or voting rights and which it controls within the meaning of Article
355.1 of the Companies Act of 24 July 1966.

"RHODIA INC." shall mean a company whose head office is located at 259 Prospect Plains Road, Cranbury, New Jersey 08512, United States of America.

"RHODIA INC. INVENTORIES" shall mean the gallium inventories owned by Rhodia Inc. in the amount of FRF 1,2 million to be purchased by GEO on the Transfer Date.

"SALINDRES SITE" shall mean the Transferor's gallium purification site in the Gard region (France).

"SHARES" shall have the meaning set forth in SECTION 2.1 HEREOF.

"SITES" shall mean the Salindres Site and the Ingal Stade gallium extraction facilities.

"THIRD PARTY CLAIM" shall have the meaning set forth in SECTION 9.4(a).

"THRESHOLD" shall have the meaning set forth in SECTION 9.3(c).

"TO THE TRANSFEROR'S KNOWLEDGE" shall mean the knowledge of any of Ms. Sylvie Marchal, Mr. Daniel Bajolet, Mr. Serge Perineau and the two plant managers at the Sites

"TRANSFER DATE" shall have the meaning set forth in SECTION 3.1 HEREOF.

"TRANSFER DATE IS INDEBTEDNESS" shall mean the amount of the IS Indebtedness as at September 1, 1999 as reflected in the Final IS Control Position.

"TRANSFER PRICE" shall have the meaning set forth at SECTION 5.1(a) HEREOF

"TRANSFEROR" shall mean Rhodia Chimie S.A., a societe anonyme organized under the laws of France with a corporate capital of FRF 2,883,675,200, whose head office is located at 25 quai Paul Doumer, 92408 Courbevoie Cedex, registered with the Registry of Commerce and Companies of Nanterre under No. 642 014 526 RCS Nanterre.

                                    ARTICLE 2
                                    ---------

                   TRANSFER OF SHARES/RHODIA INC. INVENTORIES
                   ------------------------------------------

2.1. Subject to the terms and conditions of this Agreement, the Transferor hereby agrees to transfer, or cause to be transferred on the Transfer Date (as defined in ARTICLE 3 below), subject to all ordinary and de-jure warranties as well as the warranties stipulated herein, to the Buyer, which accepts, one-hundred percent (100%) of the outstanding and issued shares constituting the entire share capital of the Company (after the Contribution and the increase in share capital described in Recitals 5, 6 and 7 and the transfer of the Ingal Stade Shares) (the "SHARES"), with a nominal value of FRF 100 each and (ii) the Rhodia Inc. Inventories.

2.2. On the date of this Agreement, the Shares are held by the Transferor and the Nominee Shareholders, as described below :

                                                          NUMBER OF SHARES
- Rhodia Chimie                                                     1
- Rhodia Participations                                         2,494
- Rhodia Investissement                                             1
- Rhodia Services                                                   1
- Rhodia Finance                                                    1
- Compagnie Industrielle et Miniere                                 1
- Madame Laure du Manoir                                            1
                                                                -----
i.e. Total equal to total Shares outstanding                    2,500


2.3. Subject to the terms and conditions hereof, the Buyer agrees, and GEO agrees to cause the Buyer to purchase (i) the Shares from the Transferor, and (ii) the Rhodia Inc. Inventories from Rhodia Inc. on the Transfer Date.

                                    ARTICLE 3
                                    ---------

                             COMPLETION OF TRANSFER
                             ----------------------

3.1    TRANSFER

       The transfer of the Shares (including all right and title thereto free of all Encumbrances), and of the Rhodia Inc. Inventories, shall be completed on September 8, 1999 the

       "TRANSFER DATE"), by the simultaneous delivery by each of the Transferor and the Buyer of the following documents to the registered office of the Transferor at 25 quai Paul Doumer, 92408 Courbevoie Cedex, ("CLOSING") :

(a)    BY THE TRANSFEROR:

       (i) Share transfer orders ("ordres de mouvement") providing for the transfer of the Shares (including the shares issued in connection with the increase in share capital of the Company pursuant to the Contribution) to Buyer and the notarial deed providing for the transfer of the Ingal Stade Shares from Rhodia Deutschland to the Company.

       (ii) The Company's share transfer registers and share accounts and the equivalent documents or records applicable to Ingal Stade.

       (iii) The records of resolutions and the attendance registers of the Company's Board of Directors and General Shareholders Meetings together with the corporate books of Ingal Stade.

       (iv) Letters of resignation of the directors and corporate representatives of the Company and Ingal Stade.

       (v) Each of the Related Agreements duly executed by the appropriate member of the Rhodia Group.

       (vi) An invoice in the amount of one million two hundred thousand French Francs (FRF 1,200,000) for the Rhodia Inc. Inventories.

(b)    BY THE BUYER:

       (i) Payment of the Transfer Price (as defined below) to the Transferor.

       (ii) Repayment by the Buyer, on behalf of the Company and Ingal Stade respectively, of the Company's Indebtedness, the Contribution Indebtedness, and the Reference Date IS Indebtedness.

       (iii)  Each of the Related Agreements duly executed.

       (iv) Payment to Rhodia Inc. of one million two hundred thousand French Francs (FRF 1,200,000) for the Rhodia Inc. Inventories.

3.2    TITLE TO SHARES/SUBROGATION

       The Buyer shall own and have all rights and full enjoyment (jouissance) to the Shares with effect from the Transfer Date.

       With effect from the Transfer Date, the Buyer shall be subrogated in all of the Transferor's rights in connection with the Shares.

3.3    TRANSFER OF MANAGEMENT

       The Buyer shall manage the Companies with effect from the Transfer Date.

                                    ARTICLE 4
                                    ---------

                           ADJUSTMENT ON CONTRIBUTION
                           --------------------------

REFERENCE POSITION

       Attached hereto as APPENDIX C is a copy of the Reference Position.

4.2    CONTROL POSITION

       As soon as practicable and, in any event, not later than forty-five (45) days after the Transfer Date, the Transferor shall deliver to the Buyer
       (i) the Control Position and (ii) the Net Book Value and will, upon request, deliver to the Buyer the work papers of the Transferor and the work papers of the Transferor's accountants generated in the preparation of such statement.

4.3    DETERMINATION OF THE ADJUSTMENT

(a) After delivery to the Buyer of the Control Position and the Net Book Value, the Buyer shall have thirty (30) days to review such documents. Unless the Buyer notifies the Transferor in writing within the thirty
       (30) days period of any good faith objection to the Control Position or the Net Book Value specifying in reasonable detail the items and amounts subject to such objection ("DISPUTED ITEMS"), the Control Position and the Net Book Value shall be conclusive and binding on the parties. If within the thirty (30) day period the Buyer notifies the Transferor in writing of any such objection, then the Buyer and the Transferor shall use reasonable efforts for twenty (20) days to resolve in good faith their differences and agree upon any adjustments to the Control Position and/or the Net Book Value. Any Disputed Items which are not resolved by the mutual agreement of the Buyer and the Transferor within such twenty
       (20) days shall be submitted for resolution to the Paris office of Arthur Andersen or if Arthur Andersen refuses its mission, Ernst & Young or to their German offices as Arthur Andersen or Ernst & Young, as the case may be, deem necessary ("EXPERT"). If the Expert refuses its mission, either party shall be entitled within ten (10) Business Days to request the designation of an Expert by the President of the Court of Commerce of Paris. The Transferor and the Buyer shall instruct the Expert to limit its examination to the unresolved Disputed Items affecting the Control Position and/or the Net Book Value, and to use its best efforts to make its determination thereon within twenty (20) days after referral to it of the matters in dispute. The resolution of any such previously unresolved Disputed Items by such Expert shall be made in writing in English delivered to the Buyer and the Transferor (which writing shall set forth the rules and reasoning applied) and the Control Position and the Net Book Value as so determined shall be final, conclusive and binding upon the Transferor and the Buyer in accordance with Articles 1592 et seq. of the French Civil Code. The fees and expenses charged by the Expert with respect to Disputed Items shall be shared equally between the Buyer and the Transferor.

(b) The Net Book Value to which the Buyer does not object or to which the Transferor and the Buyer agree, or as otherwise conclusively determined by the Expert shall be referred to herein as the "FINAL NET BOOK VALUE". The Control Position to which the Buyer does not object, or to which the Transferor and the Buyer agree or as otherwise conclusively determined by the Expert shall be referred to herein as the "FINAL CONTROL POSITION".

(c) Agreement between the parties on the Control Position or, failing agreement between the parties, the determination of the Control Position by the Expert, shall entail full and final discharge (quitus) of the Transferor's directors and the Company's directors for their management during the period from the Company's incorporation date to the Transfer Date. This agreement shall relate only to the directors of the Transferor and the Company in their individual capacity and shall not affect any right the Buyer may have against the Transferor as a corporate entity.

4.4    ADJUSTMENT

(a) If the Final Net Book Value is higher than the 1998 Net Book Value, the amount of the excess shall be due and payable by the Company to the Transferor pursuant to the current account mechanism, (compte courant) set forth in the Contribution Agreement.

(b) If the Final Net Book Value is lower than the 1998 Net Book Value, the amount of the difference shall be due and payable by the Transferor to the Company pursuant to the current account mechanism set forth in the Contribution Agreement.

(c) It is agreed that the current account adjustments above shall not affect determination of the Transfer Price in any way and shall merely amount to adjustment within the framework of the Contribution.

(d)    All payments to be made under this SECTION 4.4 shall be made with ten
       (10) days of the determination of the Final Control Position and the Final Net Book Value.

                                    ARTICLE 5
                                    ---------

                TRANSFER PRICE - PRICE OF RHODIA INC. INVENTORIES
                -------------------------------------------------

5.1.   TRANSFER PRICE - PRICE OF RHODIA INC. INVENTORIES

  (a) The Buyer shall pay the transfer price of the Shares to the Transferor (the "TRANSFER PRICE") which shall be equal to one hundred forty three million five hundred seventy five thousand and sixty three French Francs (FRF 143,575,063), less the amount of the Company's Indebtedness, the Contribution Indebtedness, the IS Reference Date Indebtedness and any other Indebtedness for Borrowed Money disclosed in the written notice to be given by the Transferor to the Buyer pursuant to Section 7.1 (i.e the Transfer Price shall, assuming no Indebtedness for Borrowed Money other than those described in this sentence, be equal to one hundred and thirty million, two hundred and forty seven thousand and two hundred and three French Francs (FRF 130,247,203), subject to the adjustment set forth in
       Article 6 below. The Transfer Price shall be paid as follows:

       (i) one hundred and ten million, four hundred and seventy two thousand, one hundred and forty French Francs (FRF 110,472,140) on the Transfer Date; and

       (ii) nineteen million, seven hundred and seventy five thousand and sixty three French Francs (FRF 19,775,063) on the date of payment of the adjustment as set forth in Section 6.4 (c) below.

(b) GEO shall pay the price for the Rhodia Inc. Inventories in the amount of one million two hundred thousand French Francs (FRF 1,200,000) to Rhodia Inc. on the Transfer Date. The Transferor shall cause Rhodia Inc. to permit GEO or the Buyer to inspect and assess the value of the Rhodia, Inc. Inventories in the five Business Days prior to the Transfer Date.

5.2.   METHOD OF MAKING PAYMENT

       All cash payments under this Agreement shall be made to the receiving party by depositing, by bank wire transfer, the required amount in immediately available funds in an account designated by the receiving party for such purpose.

5.3.   LATE PAYMENT-TAXES

(a) In the event any of the parties do not pay an amount due under this Agreement at its due date, the party to whom such amount is due shall automatically charge late-payment interest on such amount, without notice, without prejudice to all its other rights and remedies. Said interest shall accrue from its due date to its actual payment date at a rate equal to the arithmetic average of the weighted average rates published daily by the Banque de France during the period concerned, plus 5 %. The charging of late-payment interest, which shall be due immediately on demand, does not imply agreement to deferral of payment or waiver of any right accruing to the non-defaulting party under this Agreement.

(b) The Buyer shall pay all duties, taxes and levies in relation to the transfer of the Shares not exceeding twenty thousand French Francs (FRF 20,000).

                                    ARTICLE 6
                                    ---------

                            TRANSFER PRICE ADJUSTMENT
                            -------------------------

6.1    IS REFERENCE POSITION

       Attached hereto as APPENDIX B is a copy of the IS Reference Position.

6.2    CONTROL POSITIONS

       As soon as practicable, and in any event, not later than forty five (45) days after the Transfer Date, the Transferor shall deliver to the Buyer
       (i) the IS Control Position, (ii) the IS Net Book Value, and will, upon request, deliver to the Buyer the work papers of the Transferor or, if the Transferor's accountants agree, the work papers of the Transferor's accountants generated in the preparation of such statements.

6.3.   DETERMINATION OF ADJUSTMENTS

(a) After delivery to the Buyer of the IS Control Position and the IS Net Book Value, the Buyer shall have thirty (30) days to review such documents. The Buyer shall be entitled to conduct an audit of the kazakh stock to ensure its quality and quantity and to ensure that it is validly reflected in the Control Position. Unless the Buyer notifies the Transferor in writing within the thirty (30) day period of any good faith objection to the IS Control Position, and/or the IS Net Book Value specifying in reasonable detail the Disputed Items, the IS Control Position and/or the IS Net Book Value shall be conclusive and binding on the Buyer and the Transferor. If within the thirty (30) day period the Buyer notifies the Transferor in writing of any such objection, then the Buyer and the Transferor shall use reasonable efforts for twenty (20) days after the expiration of the thirty (30) day period to resolve in good faith their differences and agree upon any adjustments to the IS Control Position and the IS Net Book Value. Any Disputed Items which are not resolved by the mutual agreement of the Buyer and the Transferor within such twenty (20) Business Day period shall be submitted for resolution to the Expert. The Transferor and the Buyer shall instruct the Expert to limit its examination to the unresolved Disputed Items affecting the IS Control Position and the IS Net Book Value and to use its best efforts to make its determination thereon within twenty (20) Business Days after the date that the dispute is referred to it. The resolution of any such previously unresolved Disputed Items by such Expert shall be made in writing in English delivered to the Buyer and the Transferor (which writing shall set forth the rules and reasoning applied) and the IS Control Position and the IS Net Book Value as determined shall be final, conclusive and binding upon the Transferor and the Buyer in accordance with Articles 1592 et seq. of the French Civil Code. The fees and expenses charged by the Expert with respect to Disputed Items shall be shared equally between the Buyer and the Transferor.

(b) The IS Net Book Value to which the Buyer does not object or to which the Transferor and the Buyer agree, or as otherwise conclusively determined by the Expert shall be referred to herein as the "FINAL IS NET BOOK VALUE". The IS Control Position to which the Buyer does not object or to which the Transferor and the Buyer agree, or as otherwise conclusively determined by the Expert shall be referred to herein as the "FINAL IS CONTROL POSITION".

6.4    ADJUSTMENTS

(a) If the Final IS Net Book Value is higher than the IS 1998 Net Book Value, the amount of the excess shall be due and payable by the Buyer to the Transferor.

(b) If the Final IS Net Book Value is lower than the IS 1998 Net Book Value, the amount of the difference shall be due and payable by the Transferor to the Buyer.

(c)    All payments to be made under this SECTION 6.4 shall be made within ten
       (10) days of the determination of the Final IS Control Position.

(d) No action by the Buyer in connection with the acceptance or determination of the Final Control Position, the Final IS Control Position, the Final Net Book Value and Final IS Net Book Value shall be deemed to be a waiver by Buyer of any claim Buyer may have that any of the representations or warranties contained in SECTION 8.1.1 is or was untrue or misleading or has been breached. In no event shall any upward or downward movement in the level of the Final Net Book Value or Final IS Net Book Value be counted twice in the adjustment mechanisms contained in ARTICLES 4 OR 6 and neither GEO, nor the Buyer or Rhodia shall be entitled to double recovery pursuant to (i) the adjustment mechanism under ARTICLES 4 AND 6 and (ii) the indemnification mechanism under ARTICLE 9.

(e) The parties acknowledge and agree that the Transfer Price adjustment shall not be based on the balance sheet used for the Contribution.

                                    ARTICLE 7
                                    ---------

                                 LOAN REPAYMENT
                                 --------------

7.1    ESTIMATED INDEBTEDNESS

       Not later than three (3) Business Days before the Transfer Date, the Transferor shall provide the Buyer with written confirmation that there is no and, as of the Transfer Date, there will be no Indebtedness for Borrowed Money other than the Company's Indebtedness, the Contribution Indebtedness and the Reference Date IS Indebtedness to the extent that any such Indebtedness for Borrowed Money does exist, it shall be deducted from the Transfer Price.

7.2    PAYMENT ON TRANSFER DATE

       On the Transfer Date, the Buyer shall refinance and cause the Company and Ingal Stade to reimburse to the Transferor and Rhodia Deutschland respectively, the Company's Indebtedness, the Contribution Indebtedness and the Reference Date IS Indebtedness.

7.3    ADJUSTMENT

       Within ten (10) days following the determination of the Final IS Control Position the following adjustments shall be made:

(a) If the Transfer Date IS Indebtedness is higher than the Reference Date IS Indebtedness, the Transferor shall repay the amount of the excess to the Buyer, and the Buyer shall cause Ingal Stade to repay Rhodia Deutschland such amount.

(b) If the Transfer Date IS Indebtedness is lower than the Reference Date IS Indebtedness, the Transferor shall cause Rhodia Deutschland to pay to Ingal Stade the amount of the difference and the Buyer shall pay to the Transferor such amount.

                                    ARTICLE 8
                                    ---------

                         WARRANTIES AND REPRESENTATIONS
                         ------------------------------

8.1.   WARRANTIES AND REPRESENTATIONS

8.1.1. WARRANTIES AND REPRESENTATIONS OF THE TRANSFEROR

       The Transferor accepts vis-a-vis the Buyer that any breach of these warranties and representations shall be sanctioned in accordance with
       ARTICLE 9 of this Agreement. The Transferor represents and warrants to the Buyer as follows on the date hereof and as of the Transfer Date (unless otherwise specified herein).

(a)    INCORPORATION OF THE COMPANIES

       (i) The Companies are duly incorporated and validly existing under the laws of their respective jurisdictions, and the Company and Ingal Stade operate in accordance with their Articles of Association or applicable charter documents and in all material respects in accordance with applicable laws and regulations and have done so since the date of their incorporation.

       (ii) The books and registers of the Companies reflect all of the resolutions adopted by the Boards of Directors and General Meetings of the Companies and have been regularly kept and are up to date. All decisions adopted by the Companies' management bodies have been validly taken and are duly recorded in the said registers in accordance with the applicable laws.

       (iii) Transfers of shares or other securities that represent the capital or voting rights of the Companies made by or in favor of the Transferor or the Companies or its or their predecessors were regularly made and are perfectly valid and give the companies holding the said shares or securities full and unencumbered ownership, as evidenced inter alia by the regularly kept and up-to-date share transfer registers (or any equivalent document under the laws applicable to Ingal Stade), the corporate decisions and the Articles of Association or applicable charter documents of the Companies.

       (iv) The certificates of incorporation and good standing ("Kbis" extracts from the Register of Companies or equivalent registers for Ingal Stade) listing current corporate information about the Company and Ingal Stade, as appended in APPENDIX 8.1.1.(a)(iv), record the latest changes at the date of this Agreement.

       (v) The current directors (or their equivalents under applicable law) of the Companies are listed in APPENDIX 8.1.1.(a)(v).

(b)    CAPITAL AND SHARES OF THE COMPANIES

       (i) The capital of the Companies has been issued validly and legally and is fully paid up. All shares in the Companies are free of any lien, charge, encumbrance, pledge, security interest, claim, option, right of preemption or other type of interest of a third party ("ENCUMBRANCES").

       (ii) The amount of capital of each of the Companies, the number of securities issued by them and their shareholders on the date hereof and as applicable on the Transfer Date is set forth in APPENDIX 8.1.1.(b)(ii).

       (iii) Each of the securities issued by each of the Companies gives, by class, the same voting rights at the General Meetings of the shareholders of the company concerned and the same rights to corporate profits.

       (iv) The Companies have not issued any debt or equity securities other than those described in APPENDIX 8.1.1.(b)(ii). In particular, the Companies have not issued any security giving its holder a right to a share in their capital or voting rights by exchange, repayment or conversion, and the Companies have no commitments by virtue of which they can be obliged to create, issue or convert any security of any kind.

       (v) Except as set forth in APPENDIX 8.1.1.(b)(v), the Companies have no subsidiary or interest in any other company, association, grouping or entity of any kind whatsoever and have not invested in any other company or grouping by virtue of which they may have any liability whether limited, unlimited, joint and/or several.

(c)    SHARE TRANSFER

       (i) The Transferor is the owner of the Shares to be sold by it and has the right to sell them. As of the Closing, the Company will be the owner of the Ingal Stade Shares, free of all Encumbrances.

       (ii) The Transferor has the unreserved right, power and capacity to transfer the Shares to the Buyer. Rhodia Deutschland has the unreserved right, power, and capacity to transfer the Ingal Stade shares to the Company.

       (iii) The transactions contemplated herein (including the Contribution and the transfer of the Ingal Stade Shares by Rhodia Deutschland to the Company), shall be carried out in accordance with applicable laws and regulations and shall validly (i) transfer the full title to the Shares to the Buyer, (ii) effect the Contribution and (iii) transfer the full title to the Ingal Stade Shares to the Company, in each case free from all Encumbrances.

       (iv) Neither the Transferor nor any other person benefits directly or indirectly from any option, preference right or similar right to securities issued by the Companies.

       (v) No provision in the Articles of Association or applicable charter documents of the

              Companies or Rhodia Deutschland prevents transfer of the Shares by the Transferor to the Buyer or the Ingal Stade Shares by Rhodia Deutschland to the Company. As a result, on the Transfer Date, the Buyer shall acquire sole ownership of the Shares and the Company shall acquire sole ownership of the Ingal Stade Shares by virtue of said transfers.

       (vi) The execution and delivery of this Agreement and the performance by the Transferor, the Company and Rhodia Deutschland of the transactions contemplated hereby (including the Contribution and the sale of the Ingal Stade Shares by Rhodia Deutschland to the Company) have been duly authorized by all necessary corporate action on the part of each applicable entity. This Agreement has been duly executed and delivered by the Transferor, and assuming the due authorization and execution by GEO, this Agreement constitutes a valid and binding agreement of the Transferor, enforceable against it in accordance with the terms hereof.

       (vii) Neither the execution of this Agreement by the Transferor nor the performance by the Transferor, the Company and Rhodia Deutschland of the transactions contemplated herein (including the Contribution and the sale of the Ingal Stade Shares by Rhodia Deutschland to the Company) (A) will violate or conflict with any of the provisions of the Articles of Association of the Transferor or of the constitutive documents of the Companies or Rhodia Deutschland, or (B), except as set forth in APPENDIX 8.1.1.(c)(vii), will violate or constitute a default under, or be the grounds for termination of, any contract, agreement, mortgage or other instrument to which the Transferor (with respect to the Gallium Business) or any of the Companies or Rhodia Deutschland (in relation to the latter with respect to the Gallium Business) is a party or by which any of their respective assets or properties are bound or any law or any order, judgment or ruling of any governmental authority applicable to the Transferor (with respect to the Gallium Business), the Companies or Rhodia Deutschland (in relation to the latter with respect to the Gallium Business) or (C) will result in the creation of any Encumbrance upon any of the assets or properties of the Companies, except in the case of the Transferor to the extent that would not prohibit or in any way interfere with the ability of the Transferor to perform any of its obligations hereunder.

(D)      FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES, ENTIRE BUSINESS

         Except as set forth in APPENDIX 8.1.1.(d):

         (i) The Reference Position was prepared in accordance with U.S. GAAP and the IS Reference Position (and their annexes including the profit and loss accounts of the business of the Company and Ingal Stade for the year ending December 31, 1998) attached hereto as Appendix 8.1.1.(d) were prepared in accordance with German GAAP, consistently applied, and give a true and fair view (image fidele et sincere) of the assets, liabilities, financial position and the results of operations of the Companies and the Gallium Business at the dates and for the periods indicated.

         (ii) Neither the Company nor Ingal Stade have any liability or loss contingency, fixed or contingent, whether or not required by U.S. GAAP or German GAAP, respectively, to be disclosed in financial statements, other than liabilities or loss contingencies reflected or adequately reserved against in the Group Reference Positions.

       (iii) The assets owned or leased by the Companies on the Transfer Date and the services, assets and properties to be provided by the Rhodia Group and others pursuant to the Related Agreements constitute collectively all of the assets, properties and rights necessary to conduct the Gallium Business as conducted by the Rhodia Group up to the date of this Agreement and will constitute as of the Transfer Date all assets, properties and rights necessary to conduct the Gallium Business as conducted on the Transfer Date.

(e)    DISPUTES

       (i) Except as set forth in APPENDIX 8.1.1.(e)(i), there is no action, suit or judicial, administrative or arbitration proceedings (whether for tax or other reasons) currently pending against the Companies or with an impact on the Companies' assets and businesses, in which the Companies are parties, and to the Transferor's Knowledge, there are no grounds for any such action, suit, proceedings, enquiry, verification or claim as of the Transfer Date.

       (ii) The Companies have complied in all material respects with laws, regulations and instructions applicable to their activities, including, but not limited to laws and regulations with respect to job-related safety, environmental protection, and competition matters (including under Articles 85 and 86 of the Treaty of Rome or other similar national laws).

       (iii) The Companies have duly filed all mandatory tax and social security returns and have paid or adequately provisioned or will pay or adequately provision all taxes, levies and social security contributions due thus far and up until the Transfer Date in either the Group Reference Positions or the Group Control Positions. The Companies are not currently subject (and have not been subject for the last 3 years) to any audit by the tax authorities or social security agencies or any similar organization. The Companies have filed in a timely manner all returns required for all taxes, levies, duties and tax, tax-related and social security charges to which they are subject, and all taxes, levies, duties and tax, tax-related and social security charges owed by the Companies have been fully paid in a timely manner in adequate amounts and in accordance with applicable laws and regulations. Except as disclosed in APPENDIX 8.1.1.(e)(iii), neither of the Companies is party to a tax consolidation structure that includes companies other than the Companies.

(f)    INTELLECTUAL PROPERTY RIGHTS AND PATENT RIGHTS

       (i) Subject to the provisions in APPENDIX 8.1.1.(f)(iv), the Companies (following the Contribution) will fully own the names, models, trademarks, logos, copyrights and derivative rights and, in general, all intellectual property rights, patent rights and know-how used to carry on the Gallium Business as currently conducted, including all trademarks, logos, designs and models not actually used but registered for precautionary reasons (hereinafter referred to as the "INTELLECTUAL PROPERTY RIGHTS AND PATENT RIGHTS"), the Intellectual Property Rights and Patent Rights owned by the Companies are listed in APPENDIX 8.1.1.(f)(i).

       (ii) Except as set forth in APPENDIX 8.1.1.(f)(ii), the Intellectual Property Rights and Patent Rights have been registered, renewed and protected in the name of the Companies by which they are held, enabling said Companies to exercise validly their Intellectual Property Rights and Patent Rights in those countries where they carry on their activities. All royalties have been paid on their due dates or, properly provisioned in the Group Reference Positions or will be properly provisioned in the Final Group Control Positions.

       (iii) Except as set forth in APPENDIX 8.1.1.(f)(ii) the Intellectual Property Rights and Patent Rights registrations have been regularly made or concluded, are valid, enforceable against third parties and in compliance, in all material respects with the applicable laws and regulations.

       (iv) Copies of the license or other agreements under which the Companies have been granted the right to use Intellectual Property Rights or Patent Rights not owned by them can be found in APPENDIX 8.1.1.(f)(iv). Said agreements are valid, enforceable against third parties, in compliance with the applicable laws and regulations.

       (v) Subject to the provisions in APPENDIX 8.1.1.(f)(v), the Companies have not directly or indirectly signed any agreement with third parties concerning the use or acquisition by such third party of one or more of the Intellectual Property Rights and Patent Rights.

       (vi) Subject to the provisions in APPENDIX 8.1.1.(f)(vi), no judicial action or other claim with respect to the Intellectual Property Rights and Patent Rights has been brought or made against the Companies in the countries where these rights have been registered and/or used.

       (vii) To the Transferor's Knowledge, none of the Intellectual Property Rights and Patent Rights owned by the Companies is subject to any type of counterfeiting or infringement on the part of any third party.

(g)    CONTRACTS

       APPENDIX 8.1.1.(g) identifies all of the Material Contracts. Each of the Material Contracts is in full force and effect and constitutes a valid and binding obligation of the Transferor or the applicable Company and, to the Transferor's Knowledge, the other party thereto. None of the Companies or the Transferor in respect of the Gallium Business, where relevant, is in material breach or material default under any of the Material Contracts, and to the Transferor's Knowledge, no event has occurred and no condition or state of fact exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach. The Transferor has delivered to the Buyer true, correct and complete copies of each of the Material Contracts or, in the case of any oral Material Contract, true, correct and complete descriptions of the material terms thereof.

(h)    EMPLOYMENT CONTRACTS

       (i) APPENDIX 8.1.1.(h)(i) includes a list of all employees of the Gallium Business who will, by virtue of the Contribution, become employees of the Company and all employees of Ingal Stade, including the name, current position, age and total gross annual compensation (including any variable remuneration) of each employee. APPENDIX 8.1.1.(h)(i) also describes:

              (a) all agreements governing loans granted by the Transferor to the employees of the Gallium Business or by the Companies to any employee (including the amounts concerned);

              (b) all agreements governing any material debts of the Transferor to the employees of the Gallium Business or the Companies to any employee (including the amounts concerned); and

              (c) the characteristic features, if any, of each employment contract (notably non competition clauses, severance, welfare, medical benefit, benefits in kind, bonuses, profit sharing, savings plan, commissions, layoff compensations, insurance, retirement liabilities and post retirement pension benefit,, etc.).

              There is no former employee or other person of the Gallium Business who could claim a priority right to being hired or reinstated in the Company or Ingal Stade, subject to the stipulations in APPENDIX 8.1.1.(h)(i).

       (ii) Subject to the stipulations in APPENDIX 8.1.1.(h)(ii), the Companies' employees are not entitled to any special benefit in addition to those provided by laws, regulations and customs applicable to employees, including any applicable collective bargaining agreements.

       (iii) Employment contracts signed with the Companies' employees have been signed in accordance with the applicable laws and regulations and any applicable collective bargaining agreements.

       (iv) There is no pension fund system for the Companies' employees (except as stipulated in APPENDIX 8.1.1.(h)(ii), and the Companies do not and shall not owe their employees any money under such systems and the Companies do not have any retirement system other than that resulting from the applicable laws or the applicable collective bargaining agreements listed in APPENDIX 8.1.1.(h)(ii).

       (v) The Companies have not signed any individual or collective contract in relation to layoffs, life insurance or welfare-benefits other than those described in APPENDIX 8.1.1.(h)(ii).

       (vi) No employee of the Companies is being laid off or has reported plans to resign (except as stipulated in APPENDIX 8.1.1.(h)(vi)).

       (vii) There are no collective bargaining agreements other than those mentioned in the APPENDIX 8.1.1.(h)(ii).

  (i)  DISTRIBUTION AGREEMENTS SIGNED WITH COMPANIES OF THE RHODIA GROUP

       APPENDIX D contains the drafts (the "DRAFTS") of the distribution agreements that will govern the relationships between the Companies and certain companies owned by the Rhodia Group. The Drafts contain economic terms which are not worse (for the Gallium Business) than those in force in relation to the Gallium Business prior to the date hereof, it being understood and agreed that the legal structure of the distribution agreement is different than the one in force prior to the Transfer Date as set forth in Appendix 8.1.1.(i).

       It is expressly agreed that the agreements between the members of the Rhodia Group and the Transferor relating to the Gallium Business or the Companies shall be replaced (without any termination or indemnity payment being due from the Company other than payments provided in the Drafts and Related Agreements ) by agreements to be entered into on the terms of the Drafts on the Transfer Date. By agreement, the Buyer and the companies of the Rhodia Group may nevertheless amend an existing agreement already in force at the Transfer Date.

(j)    SECURITY INTERESTS, GUARANTEES

       Neither the Transferor (in relation to the Gallium Business) nor the Companies have granted or are bound by any security interest, pledge or guarantee whatsoever in favor of any third party or related party.

(k)    BANKRUPTCY - COURT-ORDERED LIQUIDATION

       Neither of the Companies is unable to pay its debts. No court has ordered either of the Companies to undergo reorganization or to go into liquidation (or any equivalent decision under the laws applicable to them). Similarly, neither of them has been subjected to a conciliation procedure within the meaning of Article 33 of the Act of 1 March 1984 or any equivalent procedure under the laws applicable to them.

(l)    INSURANCE

       (i) All assets owned or operated by the Companies or by the Transferor (in relation to the Gallium Business), their operating risks, their civil liability and their business liability are covered by valid insurance policies listed in APPENDIX 8.1.1.(l)(i).

       (ii) The Companies are duly insured against the consequences of the acts of their employees and agents and the employees and agents of the Transferor relating to the Gallium Business and against the risks attached to their businesses.

       (iii) The Transferor and/or the Companies have paid all premiums and made all other payments due under these policies, have not materially violated any provision of these policies and have accomplished all formalities necessary to claim their rights to indemnification for all insured losses incurred or likely to be incurred.

       (iv) The Companies have performed all their obligations, notably all obligations to file declarations, vis-a-vis their insurance companies and have taken all steps necessary to be indemnified under optimum conditions pursuant to the terms of the insurance policies listed in APPENDIX 8.1.1.(l)(i)(a) for all insured losses incurred or are likely to be incurred.

(m) COMPLIANCE WITH REGULATIONS

       (i) The Transferor (in relation to the Gallium Business) and the Companies are now and have been in compliance in all material respects with applicable laws and regulations and to the Transferor's Knowledge there is no event that could result in a notification of non-compliance by a governmental authority or other person or entity.

       (ii) Subject to the provisions in APPENDIX 8.1.1.(m)(ii)(a) the Transferor (in relation to the Gallium Business) and the Company and Ingal Stade have obtained all material authorizations, permits, licenses, classifications or other approvals required by applicable laws and regulations to carry on their activities as currently conducted (hereinafter the "PERMITS") and have filed the declarations and notifications required to carry on their activities as currently conducted, including all Permits required to operate their existing businesses. All of the Permits are listed in APPENDIX 8.1.1.(m)(ii)(b).

(n)    BANKS

       APPENDIX 8.1.1.(n) contains the name of each bank at which the Companies have an account or credit facility, the numbers of the bank accounts and the names of the persons currently authorized to use said accounts and credit facilities. The Companies have the free disposal of any sums on said bank accounts.

(o)    ASSETS

       (i) The Transferor in relation to the Gallium Business and the Companies are the sole owners of all movable and real properties reflected in the Group Reference Positions as being owned by them.

       (ii) All assets owned by the Companies will be reflected in the Final Group Control Positions. All movable assets owned by the Companies and the Rhodia Inc. Inventories are in good working order and repair and well maintained, subject to ordinary wear and tear, and do not have any material defect that may affect their sale, operation, exploitation or use in the ordinary course of business, in accordance with past practice. The assets owned by the Companies are free from any Encumbrances, except as stipulated in APPENDIX 8.1.1.(o)(ii)(a). APPENDIX 8.1.1(o)(ii)(b) sets forth a summary list by category of the Rhodia Inc. Inventories as of the date hereof. Rhodia Inc. Inventories has and will at the Closing have good title to all of the Rhodia Inc. Inventories, free and clear of Encumbrances. The Rhodia Inc. Inventories are of appropriate quality, quantity and mix to be sold in the ordinary course of business. None of the Rhodia Inc. Inventories are subject to any write-down or write-off. The price to be paid by GEO for the Rhodia Inc. Inventories properly represents the lower of cost or net realizable value for the

              Rhodia, Inc. Inventories.

       (iii) Except as set forth in APPENDIX 8.1.1.(o)(iii), the Transferor (in relation to the Gallium Business) and the Companies have filed all statements and/or effected all registrations and publications in accordance with the laws and regulations applicable to all assets owned by them.

       (iv) Except as provided in APPENDIX 8.1.1.(o)(iv), the fixed assets owned by the Transferor (in relation to the Gallium Business) and by the Companies are structurally sound and in normal working condition for the purpose for which they are intended, with no material defects, subject to routine maintenance and repairs, provided wear and tear is excepted.

       (v) A list of all fixed assets owned by the Companies can be found in APPENDIX 8.1.1.(o)(v). The Companies are duly entitled to occupy the buildings listed in APPENDIX 8.1.1.(o)(v).

       (vi) The buildings in which the Transferor (in relation to the Gallium Business) and the Companies carry on their businesses have been constructed in all material respects in compliance with all legal and regulatory standards and/or authorizations in force at the time of their construction (notably those with respect to town planning, construction, environmental protection and respect for the rights of third parties in general).

       (vii) The assets owned by the Companies are not currently encumbered by any lien or right of third parties other than those granted and discharged in the ordinary course of business or those disclosed in APPENDIX 8.1.1.(o)(ii).

       (viii) The assets owned and/or leased by the Companies include all assets used to conduct the Gallium Business in all material respects in accordance with past practice.

(p)    LEASES

       (i) The leases and/or finance leases held by the Transferor (in relation to the Gallium Business) and the Companies are in force and are not subject to disputes with third parties and the corresponding rights have not been pledged in favor of third parties.

       (ii) There is no fact or dispute with an owner or third party, or contractual provision capable of limiting or affecting the Companies' full and entire enjoyment of the premises for which the Companies hold a lease.

       (iii) The Transferor (in relation to the Gallium Business) and/or the Companies are tenants under those leases of real property (individually, a "LEASE" and collectively, the "LEASES") described on APPENDIX 8.1.1.(p)(iii), which Leases pertain to the real property described on APPENDIX 8.1.1.(p)(iii) (the "LEASED REAL PROPERTY"). At the Transfer Date, neither of the Companies will lease any other real property. To the Transferor's Knowledge no condition exists with respect to the Leases that, with the passage of time or giving of notice, or both, would constitute a default by the Transferor, the Company or Ingal Stade under the Leases.

       (iv) The Company is in exclusive possession of the Leased Real Property. None of the material structures on the Leased Real Property encroaches upon real property of another person or entity and, no structure of any other person or entity encroaches upon any of the Leased Real Property.

       (v) The Leased Real Property is contiguous to and has direct vehicular and pedestrian access to public roads or otherwise has direct vehicular and pedestrian access to public roads by valid and subsisting easements, providing access to such roads for entry to and exit from all plants, buildings and structures thereon, and further except as set forth in the Related Agreements, has access to all appropriate public utilities, in each case to the extent necessary for the conduct of the Gallium Business (including parking requirements).

(q)    ENVIRONMENT, SAFETY, HEALTH

       (i) The Companies are in compliance in all material respects with the environmental regulations applicable in the countries where they carry on their activities, notably those with respect to water pollution, safety, health, noise, air, and except as stipulated hereinafter in APPENDIX 8.1.1.(q)(i).

       (ii) To the Transferor's knowledge, neither the Transferor nor the Companies have taken any action which may result in the closing of the Salindres Site or Ingal Stade Site or which may have a Material Adverse Effect.

       (iii) All buildings, machines and equipment used by the Transferor in relation to the Gallium Business, the Company and Ingal Stade for their activities are in compliance in all material respects with the applicable environmental laws and regulations, except as provided in Appendix 8.1.1.(q)(i).

(r)    ORDINARY COURSE OF BUSINESS SINCE DECEMBER 31, 1998

       Since December 31, 1998, except as set forth in APPENDIX 8.1.1.(r), neither the Transferor (in relation to the Gallium Business) nor the Companies have (other than in relation to the Contribution, all related transactions to the Contribution, the purchase of the Ingal Stade shares, the sale of the Rhodia Inc. Inventories, and the Related Agreements):

       (i) declared or paid any dividend or other distribution in kind in respect of the Shares;

       (ii) been the subject of any merger, partial spin-off, increase or decrease in capital, issuance of any securities which may give any right to share capital;

       (iii) acquired, sold or transferred material assets except in the ordinary course of business;

       (iv)   suffered any material damage or destruction;

       (v) sold, assigned, or granted rights under any Intellectual Property Right or Patent Right;

       (vi) failed to undertake any material planned capital expenditures except in the ordinary course of business;

       (vii) granted or extended any power of attorney or acted as guarantor, surety or indemnitor except in the ordinary course of business;

       (viii) written down any inventory or written off any receivable except in the ordinary course of business.

       (ix) increased the rate or terms of compensation payable or to become payable by any Company to any director, officer, or employee or increased the rate or terms of any bonus, severance payment right, pension, or other employee benefit plan covering any director, officer, or employee except in the ordinary course of business and consistent with past practice.

       (x) made any change in any method of accounting or accounting principle or practice; or

       (xi) agreed or otherwise committed, whether in writing or otherwise, to do any of the foregoing.

(s)    NO BROKER

        The Transferor does not know of any broker, finder or financial advisor acting or who has acted on its behalf, or of any person, firm or corporation entitled to receive any brokerage or finder's or financial advisory fee from the Transferor or the Companies in connection with the transactions contemplated by this Agreement.

(t)    DISCLOSURE

       To the Transferor's Knowledge, no representation or warranty by the Transferor contained in this Agreement as qualified by the APPENDICES hereto, and no information or statement contained in any Appendix furnished to the Buyer and GEO pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make such statements herein or therein not misleading in light of the circumstances under which they were made.

8.1.2    WARRANTIES AND REPRESENTATIONS OF GEO AND THE BUYER

GEO and the Buyer accept vis-a-vis the Transferor that any breach of these warranties and representations shall be sanctioned in accordance with ARTICLE 9 of this Agreement. GEO and the Buyer represent and warrant to the Transferor as follows on the date hereof and as of the Transfer Date (unless otherwise specified herein).

(a)    CORPORATE STATUS

       The Buyer will be a corporation duly organized and validly existing and will have all requisite corporate power to own its properties and carry on its business. A copy of the

       Buyer's Articles of Association and certificate of incorporation true and correct as of the Transfer Date will be attached hereto as APPENDIX 8.1.2.(a). GEO is an Ohio corporation duly organized and validly existing and has all requisite corporate power to own its properties and carry on its business as now being conducted, except to the extent that would not prohibit or in any way interfere with the ability of GEO to perform its obligations hereunder.

(b)    NO BROKER

       Neither GEO nor the Buyer knows of any broker, finder or financial advisor acting or who has acted in either or on both of their behalf, or of any person, firm or corporation entitled to receive any brokerage or finder's or financial advisory fee from any party in connection with the transactions contemplated by this Agreement.

(c)    RESTRICTIONS

       The consummation of the transactions contemplated hereby will not result in a breach of, or give rise to a right of termination of, any agreement, permit or authorization to which the Buyer or GEO (or any company of the GEO Group) is subject or a party, or violate any of the provisions of the charter documents of the Buyer or GEO (or any company of the GEO Group) except to the extent that would not prohibit or in any way interfere with the ability of GEO or the Buyer to perform any of their obligations hereunder.

(d)    NO LAWSUITS; CONSENTS.

       There is no lawsuit, arbitration or proceeding pending or, to the knowledge of the Buyer and GEO, threatened against the Buyer or GEO (or any company of its group) which might prevent the consummation of any of the transactions contemplated by this Agreement, and no approval or authorization of any governmental entity or of any third party on the part of the Buyer or GEO (or any company of its group) is required in connection with the execution, delivery and performance of this Agreement, the Related Agreements and the other documents contemplated hereby and thereby.

(e)    EXECUTION AND EFFECT OF AGREEMENT

       (i) GEO and the Buyer have the full corporate power and authority to enter into this Agreement, the Related Agreements, and the other documents contemplated hereby. The execution and delivery of this Agreement, and other documents contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by the necessary corporate bodies of GEO and the Buyer. This Agreement has been duly executed and delivered by GEO and the Buyer, and assuming the due authorization and execution by the Transferor, this Agreement constitutes a valid and binding obligation of GEO and the Buyer, enforceable against GEO and the Buyer in accordance with its terms.

       (ii) Neither the execution of this Agreement by GEO and the Buyer nor the performance by GEO and the Buyer of the transactions contemplated herein (A) will violate or conflict with any of the provisions of the Articles of Association of GEO or the Buyer, or
              (B) will violate or constitute a default under, or be the grounds for termination of, any contract, agreement, mortgage or other instrument to which GEO or the Buyer is a party or by which any of their respective assets or properties are bound or any law or any order, judgment or ruling of any governmental authority applicable to GEO or the Buyer or any of their respective assets or properties, except to the extent that would not prohibit or in any way interfere with the ability of either GEO and/or the Buyer to perform any of their obligations hereunder.

(f)    FINANCIAL CAPACITY

       GEO has and as at the Transfer Date the Buyer will have the requisite financial capacity to pay the Transfer Price, the price of the Rhodia Inc. Inventories, the Company's Indebtedness, the Contribution Indebtedness and the IS Indebtedness pursuant to this Agreement.

8.1.3  ACCESS TO DOCUMENTS AND MANAGEMENT

       GEO acknowledges for itself and the Buyer that during the due diligence process which commenced on May 21, 1999, they enjoyed full and complete access to the documents listed in APPENDIX 8.1.2.(g). GEO also acknowledges that it has had the opportunity to conduct site visits of the Sites and that it has met with key employees of the Companies.

       Except to the extent disclosed in the Appendices hereto, this acknowledgement shall not be deemed a general disclosure of the contents of the information referenced in APPENDIX 8.1.2.(g), or be deemed a waiver by the Buyer or GEO of any claim that it may have hereunder that any of the representations or warranties given by the Transferor is or was untrue or misleading, has been breached, or has not been adequately disclosed against in an Appendix to this Agreement.

                                    ARTICLE 9
                                    ---------

                                 INDEMNIFICATION
                                 ---------------

9.1    INDEMNIFICATION OBLIGATIONS

(a) Subject to the terms and conditions of this Agreement and of SECTIONS 9.2, 9.3. and 9.4 below, the Transferor shall indemnify the Buyer for any loss, cost, liability, obligations, claim, fines, judgements or expense (including costs and expenses of litigation and reasonable consulting and legal fees but excluding any and all incidental or consequential damages "dommages indirects et/ou pertes d'exploitation") (all of which are referred to as "LOSSES") that may be incurred by the Buyer as a result of
       (i) the incorrectness or breach of any of the representations or warranties made by the Transferor in this Agreement, (ii) the breach of any of the covenants or agreements made by the Transferor in this Agreement, or (iii) any of the assets contributed pursuant to the Contribution Agreement being subject to a mortgage (hypotheque) or a pledge (nantissement).

(b) Subject to the terms and conditions of this Agreement and of SECTIONS 9.2, 9.3. and 9.4, the Buyer shall indemnify the Transferor for any Losses that may be incurred by the Transferor as a result of (i) the incorrectness or breach of any of the representations or warranties made by GEO and/or the Buyer in this Agreement, or (ii) the breach of any of the covenants or agreements made by GEO and/or the Buyer in this Agreement.

(c) Subject to the terms and conditions of this Agreement and of SECTIONS 9.2, 9.3 and 9.4 herein, the Transferor shall indemnify the Buyer, the Company or Ingal Stade from and against any and all Environmental Indemnifiable Losses suffered or incurred by the Buyer, the Company, or Ingal Stade, to the extent the Release(s) relate solely to activities conducted at any of the Sites prior to the Transfer Date. The Buyer agrees to indemnify the Transferor from and against any and all Environmental Indemnifiable Losses suffered or incurred by the Transferor to the extent the Release(s) relate solely to activities conducted at any of the Sites after the Transfer Date.

(d) To the extent the Release(s) relate to activities conducted at either of the Sites both prior to and after the Transfer Date, responsibility for such Environmental Indemnifiable Losses shall be allocated between the Transferor and the Buyer, the Transferor bearing responsibility for Environmental Indemnifiable Losses attributable to Contaminants in existence as at the Transfer Date and the Buyer bearing responsibility for Environmental Indemnifiable Losses attributable to Contaminants released subsequent to such date as well as New Contaminants, PROVIDED, HOWEVER, that the Buyer shall bear the costs of any additional Environmental Indemnifiable Losses resulting from (i) a change in Environmental Law after the Transfer Date, and (ii) a change in the use of raw materials, industrial procedures or processes and/or activities by the Companies at any of the Sites after the Transfer Date.

(e) The allocation of responsibility between the Buyer and the Transferor shall be determined on the basis of the third party Environmental Assessments set forth in APPENDIX 8.1.1.(q)(i) hereto establishing the level and nature of contamination of the Sites and the usage of Sites as of the 1995 for the Company and 1994 for Ingal Stade. The allocation of responsibility between the Buyer and the Transferor shall also be made on the basis of any and all information provided by the Buyer to the Transferor in accordance with the terms of SECTION 9.5 hereof and other information available to the parties. Any dispute regarding the allocation of responsibility herein that cannot be resolved by good faith negotiation among the parties shall be submitted to such independent environmental consulting group as may be mutually agreed between the Buyer and the Transferor. In the event no agreement can be reached between the Buyer and the Transferor within a fifteen (15) Business Day period, either party shall be entitled to request the designation of an environmental consulting group by the President of the Commercial Court of Nanterre. Such consulting group shall make a determination as to the appropriate allocation of responsibility for Remedial Action, based upon its evaluation of the respective responsibilities of the parties with regard to the relevant Releases that are subject of the Remedial Action, taking the Environmental Assessment and any and all information provided by the Buyer to the Transferor, in accordance with SECTION 9.5 hereof and other relevant information, into consideration. The fees and expenses of such consulting group shall be shared equally by the parties. The decision of such consulting group shall be final, conclusive and binding upon the Transferor and the Buyer in accordance with Articles 1592 and 2044 et seq. of the French Civil Code. In the event the consulting group cannot allocate the responsibility between the Buyer and the Transferor, the dispute shall be submitted to French courts pursuant to
       ARTICLE 16 hereof.

9.2    SURVIVAL OF INDEMNIFICATION

(a) The representations and warranties of the Transferor that are contained in this Agreement shall survive the Transfer Date as follows:

       (i) the representations and warranties entitled "Financial Statements, No Undisclosed Liabilities, Entire Business" set forth in SECTION 8.1.1.(d) shall survive the Transfer Date for a twelve (12) month period; provided, however, that claims in respect of assets not reflected in the Group Reference Positions shall be made only within a period of six (6) months following the Transfer Date;

       (ii) the representations and warranties entitled "Capital and Shares of the Companies", "Share Transfer" set forth at SECTIONS 8.1.1.(b) and 8.1.1.(c) hereof, shall survive the Transfer Date for an indefinite term;

       (iii) the representations and warranties made under SECTION 8.1.1.(e)(iii) pertaining to tax matters shall survive the Transfer Date until the expiration of the applicable statute of limitations (in France or Germany, as the case may be);

       (iv) the indemnity obligations of the Transferor pertaining to the Release of Contaminants not related to the conduct of the Gallium Business as set forth at SECTION 9.1(c) shall survive the Transfer Date for a period of forty (40) years;

       (v) the indemnity obligations pertaining to the Release of Contaminants related to the conduct of the Gallium Business as set forth at SECTION 9.1(c) AND (d) shall survive the Transfer Date for a period of ten (10) years.

       (vi) the remainder of the representations and warranties shall survive the Transfer Date for a period of twenty-four (24) months.

(b) The representations and warranties of Buyer that are contained in this Agreement shall survive the Transfer Date until the expiration of the applicable statute of limitations.

(c) Except when another time period is specified herein, all of the covenants in this Agreement will survive until they have been performed in full. Once notice of a claim has been properly served, that claim will survive until it has been agreed between the parties or finally determined by a competent authority as specified herein.

9.3    LIMITATIONS ON INDEMNIFICATION

(a) The maximum aggregate indemnification liability of the Transferor under this Agreement shall be as follows:

       (i)    sixty million French Francs (FRF 60,000,000) in the aggregate for
              (a) all breaches of representations and warranties pursuant to this Agreement, and (b) Remedial Actions or Environmental Indemnifiable Losses pertaining to the Release of

              Contaminants related to the conduct of the Gallium Business prior to the Transfer Date; provided, however, that in no event shall the Transferor's liability under this Agreement for Remedial Actions or Environmental Indemnifiable Losses pertaining to the Release of Contaminants related to the Gallium Business exceed the following maximum amounts:

                Year      1             FRF   60 million
                Year      2             FRF   54 million
                Year      3             FRF   48 million
                Year      4             FRF   42 million
                Year      5             FRF   36 million
                Year      6             FRF   30 million
                Year      7             FRF   24 million
                Year      8             FRF   18 million
                Year      9             FRF   12 million
                Year     10             FRF    6 million
                Year     11             FRF    0

       (ii) unlimited for Environmental Indemnifiable Losses pertaining to the Release, prior to the Transfer Date, of Contaminants not related to the Gallium Business; provided, however, that in the event the Environmental Indemnifiable Loss results from a spill, an accident, a permanent or temporary cessation (other than a cessation of the Gallium Business brought about as a direct result of the Transferor's or its affiliates actions hereunder or under any of the Related Agreements) of the Gallium Business or any material change in the conduct of the Gallium Business, after the Transfer Date, the Transferor's liability pursuant to this clause
              (ii), shall be limited to sixty million French Francs (FRF 60,000,000).

(b) The maximum aggregate liability of GEO and the Buyer under this Agreement shall be equal to sixty million French Francs (FRF 60,000,000).

(c) Subject to the last sentence of this Section 9.3(c), neither the Buyer or GEO, nor the Transferor shall be entitled to indemnification for breach of representations and warranties under SECTION 9.1 of this Agreement unless the Losses (as defined in SECTION 9.1(a)) or, the Environmental Indemnifiable Losses incurred by the Transferor, or the Buyer, as the case may be, exceed two million French Francs (FRF 2,000,000) (the "THRESHOLD") on the understanding that the unit amount of Loss (or the aggregate Loss, when related to the same matter) to be indemnified shall not be less than fifty thousand French Francs (FRF 50,000). If the aggregate amount of such Losses or the Environmental Indemnifiable Losses exceeds the threshold, the Indemnitor will be required to pay only the amount in excess of the threshold. No threshold or minimum unit amount of Loss shall apply in relation to any claim made by the Buyer in respect of the Rhodia Inc. Inventories or the indemnity set forth in Section 9.1(a)(iii).

9.4    INDEMNIFICATION PROCEDURE

(a) Promptly after receipt by GEO and/or the Buyer or the Transferor, as the case may be (in any such case, the "BENEFICIARY") and in any event within the time periods set forth at paragraph (e) below of notice of any claim or potential claim or the commencement of any action by any person that is not a party to this Agreement (a "THIRD PARTY CLAIM"), which could give rise to a right to indemnification pursuant to SECTION 9.1, the Beneficiary shall give the party who may become obligated to provide indemnification hereunder (the "INDEMNITOR") written notice describing the Third Party Claim in reasonable detail.

(b) The Indemnitor shall have the right, at its option, to participate in or, by giving written notice to the Beneficiary to elect to assume the defense of such Third Party Claim, at the Indemnitor's own expense and by its own counsel. If the Indemnitor undertakes to assume the defense of any Third Party Claim, it shall promptly notify the Beneficiary of its intention to do so, and the Indemnitor shall not be liable for any expenses subsequently incurred by the Beneficiary in connection with the defense thereof; provided, that the Indemnitor has taken reasonable steps necessary to defend diligently such Third Party Claim. If the Indemnitor decides not to assume the defense of the Third Party Claim, the Beneficiary may assume the defense of such Third Party Claim. The Beneficiary shall cooperate fully with, and provide appropriate documentation as reasonably requested by, the Indemnitor and its counsel in the compromise of, or defense against, any such Third Party Claim. In any event, the Beneficiary shall have the right, at its own expense, to participate in the defense of any Third Party Claim as to which the Indemnitor has assumed the defense and compromise.

(c) Neither party shall have the right to settle a claim without the prior written consent of the other party, which consent shall not be unreasonably withheld.

(d) Any claim by a Beneficiary on account of Losses that does not result from a Third Party Claim (a "DIRECT CLAIM") shall be asserted by giving the Indemnitor prompt written notice of the nature of such claim and the nature of any Losses that are or may be indemnifiable hereunder (promptly after they become known by the Beneficiary).

(e) All notices of a Third Party Claim or a Direct Claim as set forth herein must be given within thirty (30) days of the date that such party has actual knowledge of facts or circumstances that could reasonably be expected to give rise to such claim, or earlier if the notification within the thirty (30) day period would increase the Indemnitor's liability hereunder. All notices shall be in writing and shall describe the claims in reasonable detail, provide all necessary documentation in the possession of the party making the claim, and estimate the amount claimed, if one is not given. Notwithstanding the foregoing, any tax reassessment notice shall be notified to the Indemnitor within eight (8) Business Days of receipt. If the party notifying such claim fails to do so within the thirty (30) day period or the eight (8) Business Day period, as the case may be, the party notifying such claim shall not be entitled to claim against and, as the case may be shall be liable to the Indemnitor for any Losses resulting from any increase to the Indemnitor's liability under such claim due to such late notification.

(f) In the event of a Third Party Claim, the Indemnitor, its representatives or outside consultants, shall be allowed during normal business hours reasonable access to books, documents, and documentation of the Company or of Ingal Stade, as the case may be, which are or could be relevant to the Third Party Claim and shall benefit from the full cooperation of the Company's and/or Ingal Stade's employees. All reasonable expenses incurred by such employees shall be reimbursed by the Indemnitor.

(g) In the event a Third Party Claim is a claim by a governmental agency or if a Direct Claim arises from a claim by a governmental agency, the Beneficiary shall request all reasonable stays, extended delays or other measures applicable to such claim in order to delay the payment of any Losses (or Environmental Indemnifiable Losses) until the resolution of such claim.

9.5    PROCEDURE FOR REMEDIAL ACTION

(a) From and after the Transfer Date, the Buyer shall inform the Transferor in writing of:

       (i) the results of all such measurements and sampling of Contaminants on any of the Sites as may be undertaken by the Buyer, the Company or Ingal Stade or any of their affiliates and which the Buyer has reasonable basis to believe may give rise to a claim for Environmental Indemnifiable Losses against the Transferor.

       (ii) any Release required to be reported to governmental entities under Environmental Laws or which, the Buyer has reasonable basis to believe, may give rise to a claim for Environmental Indemnifiable Losses against the Transferor; and

       (iii) any material changes in the use of raw materials and/or industrial procedures or processes, in the activities on the Sites, and/or the use of New Contaminants to the extent such changes may be relevant to the allocation of responsibility between the Buyer and the Transferor pursuant to this SECTION 9.5.

(b) Subject to the terms and conditions of SECTION 9.4 of this Agreement, if a Third Party Claim (including from a governmental entity and whether oral or written) is made against the Buyer with respect to a Remedial Action to be indemnified by the Transferor pursuant to this Agreement, the Buyer shall promptly inform the Transferor of any pending or threatened claim or enforcement action, the nature and basis of such claim, the estimated claim amount, and notify in advance and afford the Transferor the opportunity to participate in any proposed meeting or proceeding with such third party. The Buyer shall also provide to the Transferor all relevant information and documents received from such third party or in its possession or in the possession of the Companies. The Transferor shall have the right to visit the Sites which are the object of a Remedial Action and to conduct or cause to be conducted (at its own expense and risk) environmental inspections thereof. The Transferor shall use all reasonable efforts to reduce any intrusion upon the Buyer's, the Company's or Ingal Stade's operations attendant to any environmental inspection.

(c) The Transferor shall be entitled to conduct or cause an independent consultant of its choice to conduct the Remedial Action until full completion; it being understood and agreed between the parties that the Buyer shall, fully cooperate with the Transferor in the performance of the Remedial Action in order to allow the Remedial Action to be performed at the lowest cost and in a timely manner. The Transferor shall use all reasonable efforts not to unreasonably disrupt the Buyer's, the Company's or Ingal Stade's operations attendant to any environmental inspection or Remedial Action.

(d) If the Transferor does not promptly choose to conduct the Remedial Action itself or through an independent consultant, the Buyer and the Transferor shall agree on the scope, nature, methodology and cost of such Remedial Action in accordance with Environmental Laws, prior to the conduct of the Remedial Action. To this effect, the parties shall jointly prepare a written document describing in detail the timing, scope, nature, methodology and cost of Remedial Actions ("PLAN"), unless the Transferor has not used its best efforts to promptly agree on the Plan. The Plan shall also include the name of the entity in charge of the conduct of the Remedial Actions. Any amendment to the Plan shall be made through the written consent of both parties. The Transferor shall not be liable for any amendments to the Plan made without its prior written consent or for any Remedial Action taken outside the scope of the Plan with the same purpose as the Plan. In case of dispute regarding the Plan, the parties shall cause an independent environmental consulting firm mutually agreeable to them, to resolve the dispute. In the event no agreement can be reached between the Buyer and the Transferor within a fifteen (15) Business Day period, either party shall be entitled to request the designation of an environmental consulting group by the President of the Commercial Court of Nanterre. In the event the consulting group cannot make a final determination on the Plan, the dispute shall be submitted to the French courts pursuant to ARTICLE 16 hereof.

(e) It is understood and agreed between the parties that all Remedial Actions shall be conducted at the lowest costs available provided that the use of the lowest cost Remedial Action shall not unduly interfere with the Buyer's business or the quality of work performed.

(f) The Buyer shall not take any environmental action that may materially increase the Transferor's liability hereunder without the Transferor's prior written approval (in particular, the Buyer shall not initiate contact or provide information to any environmental governmental authority with respect to any Release or Remedial Action), except (i) as required by law, (ii) in the event of a serious emergency or (iii) where the Transferor's consent to such action is being unreasonably withheld or delayed.

9.6    PAYMENT

(a) All indemnification payments made under this ARTICLE 9 shall be payable with respect to any claim concerning Losses (including Environmental Indemnifiable Losses) upon (i) the resolution of such claim by mutual agreement between the Transferor and the Buyer, (ii) the issuance of a final judgement, award, order or other ruling (from which an appeal has not been promptly lodged or which is not subject to appeal or with respect to which the time for appeal has elapsed) by a court or arbitral tribunal having jurisdiction over the parties and the subject matter of such claim or to which such claim was submitted for resolution by joint agreement between the Transferor and the Buyer (iii), the final settlement of such claim with a third party pursuant to mutual authorization by the Transferor and the Buyer or (iv) upon the existence of a payment obligation of the Companies vis-a-vis the tax administration.

(b) The amount of any indemnity payable hereunder on account of Losses or Environmental Indemnifiable Losses shall be reduced by any insurance proceeds received by the Beneficiary with respect thereto (subject to the provisions of clause (f) below), and further reduced by the value of any net tax benefit or tax savings realized by the

       Beneficiary as a result of or related to the foregoing (including without limitation a tax deduction or loss, basis adjustment and/or shifting of income, deductions, gains, loss and/or credits), and increased by any tax incurred by the Beneficiary as a result of or related to the foregoing (including without limitation any tax related to the inclusion, if required by law, in gross income of insurance proceeds or a payment pursuant hereto). Furthermore it is understood and agreed that neither party shall be entitled to double recovery under this Agreement.

(c) Any indemnity payment by any party on account of Environmental Indemnifiable Losses or related to a Direct Claim shall be understood to constitute damages and not a reduction in the Transfer Price. Such payment shall be made to the entity which shall have directly suffered the damage, provided that, upon request, the payment of Losses (or Environmental Indemnifiable Losses) by the Indemnitor with respect to a Third Party Claim may be made directly to the third party claimant.

(d) Each party shall have the right to request the other party to take any reasonable action or to cause any of the Companies to take any reasonable action, to mitigate the consequences of any tax reassessment (including actions vis-a-vis customers or suppliers to mitigate the consequences of VAT reassessment), provided that costs incurred by the other party as a result thereof be reimbursed by the party requesting the mitigating actions.

(e) The parties hereby acknowledge that the provisions of this ARTICLE 9 shall be their sole and exclusive monetary remedy for any claim arising out of this Agreement (except for SECTION 10.1.(g)) and each party hereby waives any claim against the other not explicitly provided for herein for indemnification, contribution or other recourse for monetary damages.

(f) The parties hereby undertake and agree on their behalf and on behalf of their insurance companies not to initiate any action against the other party's insurance company with respect to claims arising in connection with this Agreement

                                   ARTICLE 10
                                   ----------

                                    COVENANTS
                                    ---------

10.1   COVENANTS OF THE TRANSFEROR

The Transferor hereby covenants and agrees that:

(a)    BUSINESS IN ORDINARY COURSE

       Between the date of this Agreement and the Transfer Date, the Transferor shall, and shall procure that the Companies shall conduct the Gallium Business in the ordinary course and consistent with past practice. In addition, between the date of this Agreement and the Transfer Date except in relation to the Contribution, or the purchase of the Ingal Stade shares by the Company, the Transferor shall not (in relation to the Gallium Business) and shall procure that the Companies shall not, without the consent of the Buyer or GEO:

       (i) purchase or sell, or make any commitment to purchase or sell, any machinery, equipment or product valued in excess of FRF 500,000 (five hundred thousand French Francs);

       (ii) make any capital expenditure in excess of FRF 500,000 (five hundred thousand French Francs);

       (iii) borrow any funds or incur, assume, acquire or guarantee any obligation or liability (contingent or otherwise) except in the ordinary course of business and consistent with past practice;

       (iv) declare or pay any dividend or other distribution with respect to the capital stock of the Companies;

       (v) purchase, redeem, issue, sell or otherwise acquire or dispose of, either directly or indirectly, any of the capital stock or reclassify, split up or otherwise change any of the capital stock of the Companies or grant or enter into any options, warrants or calls or other rights to purchase or convert any obligation into any of the capital stock of the Companies;

       (vi) sell, assign, transfer, convey, lease, pledge, encumber or otherwise dispose of or agree to sell, assign, transfer, convey, lease or otherwise dispose of any material portion of the assets or properties of the Transferor (relating to the Gallium Business) or the Companies, or any other material right except for sales of Gallium in the ordinary course of business;

       (vii)  grant or extend any power of attorney or any guarantee;

       (viii) increase the rate or terms of compensation payable or to become payable by any Company to any director, officer, or employee or increase the rate or terms of any bonus, severance payment right, pension, or other employee benefit plan covering any director, officer, or employee;

       (ix) enter into any employment or severance agreement with any employee, officer, or director;

       (x) pay, discharge, or satisfy any claims, liabilities, liens, or obligations (absolute, accrued, contingent, or otherwise) that exceed FRF 500,000 (five hundred thousand French Francs) in the aggregate other than in the ordinary course of business;

       (xi) mortgage, pledge, or subject to lien or other Encumbrance any of its property other than in the ordinary course of business;

       (xii) make any change in any method of accounting or accounting principle or practice;

       (xiii) write up the value of any inventory or other assets;

       (xiv) except as contemplated herein, organize any subsidiary or acquire any capital stock of any entity or any equity interest in any business;

       (xv) agree to do any of the foregoing.

(b)    CONTRIBUTION AGREEMENT AND TRANSFER OF INGAL STADE SHARES

       Prior to the Transfer Date, the Transferor shall (i) complete the Contribution and effect the corresponding increase in share capital with the issuance to the Transferor of the new shares in the Company, and (ii) cause Rhodia Deutschland to complete the transfer of the Ingal Stade Shares to the Company.

(c)    SUPPLEMENTAL DISCLOSURE

       Between the date hereof and the Transfer Date, the Transferor shall be able to supplement or amend the Appendices hereto or add additional Appendices with respect to any matter necessary to update any information called for under this Agreement but only in respect of matters arising after the date hereof but prior to the Transfer Date; PROVIDED, HOWEVER, that if any such supplemental disclosure would have an adverse effect on the Gallium Business or Ingal Stade, the Transferor and the Buyer shall agree on the monetary amount of such loss, and the Transferor shall indemnify the Buyer on a Franc for Franc basis the amount of such loss but only if such amount(s) exceeds fifty thousand French Francs (FRF 50,000) in the aggregate. Following any such Appendix addition, supplement or amendment, any related representation or warranty of the Transferor contained in this Agreement shall be deemed to be qualified, supplemented or amended in accordance therewith.

(d)    DIRECTORS' RESIGNATIONS

       The Transferor shall cause the Companies' directors to terminate their offices as directors as of the Transfer Date.

(e)    CORPORATE NAME

       The Transferor shall cause the Company to change its corporate name to GEO Gallium effective as of the Transfer Date.

(f)    POWERS OF ATTORNEY

       The Transferor shall cause the Companies to terminate the powers of attorney listed in APPENDIX 10.1.(f) hereto, effective on the Transfer Date.

(g)    NON-COMPETITION

       (i) For a period of seven (7) years from the Transfer Date, the Transferor shall not and shall procure that no other member of the Rhodia Group shall carry on any activity competing with the activity of the Gallium Business, irrespective of the form or capacity in which such activity would be carried on and whether directly or indirectly (including direct or indirect interests in other companies or entities, corporate functions or offices or the performance of services).

       (ii) The non-competition obligation stipulated herein shall also apply to any and all companies whatsoever, whether persons or entities, that directly or indirectly, hold at least 50% of the Transferor's capital or voting rights.

       (iii)  The non-competition obligation stipulated in the present paragraph
              (g) concerns gallium compounds and shall be applicable in Taiwan, Korea, Singapore, Japan, Israel, Australia, the United States and Europe (including Russia).

       (iv) The Transferor, for itself and on behalf of the members of the Rhodia Group, agrees that none of them shall solicit any officer, director or employee employed by any of the Companies.

       (v) Notwithstanding the foregoing, the covenants in SECTIONS 10.1(g)(i), (ii), (iii) AND (iv) above shall in no event be applicable to any of the following:

              (A) Any direct or indirect ownership interest of the Transferor or any member of the Rhodia Group in, but not any active participation beyond the exercise of shareholder or similar voting rights in the management, operation or control of (x) any company engaged in the same activity as the activity conducted by the Gallium Business (a "COMPETING BUSINESS"), which derived less than ten percent (10%) of its consolidated revenues from activities competitive with the Gallium Business ("COMPETING ACTIVITY") in its most recent fiscal year for which published financial information is available, or (y) any Competing Business, so long as such ownership interest consists entirely of securities representing less than five percent (5%) of the outstanding equity interests in such Competing Business and such securities are listed for trading on a recognized stock exchange.

              (B) The acquisition or ownership, for investment purposes only, of any publicly traded non convertible debt securities (including commercial paper) of any Competing Business.

              (C) The acquisition or ownership, for investment purposes only, by any employee savings, retirement or similar benefit plan, of any ownership interest in, or debt securities (including commercial paper) of, any Competing Business; PROVIDED that all of the investment decisions for such benefit plan in respect thereof are made by an independent trustee or trustees or an independent investment manager or managers.

              (D) The acquisition by the Transferor or any of its affiliates (a "ACQUIRING PERSON"), as the case may be, in the context of any acquisition, merger, joint venture, asset purchase, or any other business combination, of an ownership interest in any Competing Business which derived twenty percent (20%) or more of its consolidated revenues from a Competing Activity in its most recent fiscal year for which published financial information is available, so long as the following procedure is followed:

                     (i) The Acquiring Person shall use its best efforts to promptly sell the Competing Activity to a person or persons who are not an affiliate of the Transferor within one (1) year following the closing of the acquisition of such Competing Activity.

                     (ii) The Buyer shall have a right of first offer with respect to any sale contemplated in paragraph (i) above, in accordance with the following procedure:

                            (x) The Acquiring Person shall provide the Buyer with exclusive access, for a period of thirty
                                   (30) days from the date the Acquiring Person initiates its selling efforts, to relevant business and financial information with respect to the Competing Activity and shall negotiate exclusively with the Buyer for such thirty (30) day period, during which the parties shall negotiate in good faith with a view to establishing mutually agreeable binding terms of purchase and sale.

                            (y) To the extent the parties are unable to reach such binding terms within such period, the Acquiring Person may thereafter provide information to and enter into negotiations with third party bidders, PROVIDED that the Acquiring Person shall not be entitled to sell such Competing Activity to a party other than the Buyer at a price lower than the price initially offered by the Buyer.

                            (z) If the Acquiring Person does not sell the Competing Activity in the time period contemplated by paragraph (D)(i) above and pursuant to paragraph (D)(ii) above, the Parties shall negotiate in good faith to find an alternative solution.

              (E) Any other business arrangements with a Competing Business, PROVIDED that such arrangements do not involve the Competing Activity and further do not involve any ownership interests in Competing Business which would not be permitted under the above provisions of this SECTION 10.1(g)(v).

10.2   GEO AND THE BUYER'S COVENANTS

(a)    SHAREHOLDERS' MEETING

       On the Transfer Date, the Buyer shall cause the Companies to hold a shareholders' meeting in order to (i) approve the resignation of their directors, (ii) appoint new directors, (iii) change the registered addresses.

(b)    INSURANCE

       The Buyer acknowledges and agrees that the Companies shall cease to be covered by the Transferor's group insurance policies effective at the time of the Closing on the Transfer Date and that the Buyer shall provide the Companies with adequate insurance coverage for the conduct of the Gallium Business as of that time on the Transfer Date.

(c)    "RHONE-POULENC", "RHO", "RHODIA" AND "RHONE" NAMES AND LOGOS

       The Buyer acknowledges and agrees that neither the Buyer, nor the Companies shall acquire hereunder the right to use the "Rhone-Poulenc", "Rho", "Rhodia" and "Rhone" names and logos. As a general rule, the Buyer shall, at its own expense, cease using all names, trademarks, graphics and logos and all other distinctive signs belonging to the Transferor and/or any member of the Rhodia Group or the Rhone-Poulenc group as soon as possible in connection with the business of the Companies, irrespective of the medium, and in any event no later than three (3) months after the Transfer Date.

(d)    REGULATORY FILINGS

       Promptly after the Transfer Date, the Buyer shall (i) cause the Companies to file a declaration with the competent environmental governmental entities regarding the change in control of the Salindres Site and Ingal Stade, (ii) provide to the Transferor evidence of such filing in a timely manner and (iii) proceed to all filings and formalities required under applicable laws to be completed after the purchase of the Shares by the Buyer. The Transferor shall provide such assistance to the Buyer as may be reasonably required in regard to the maters referenced in this Section 10.2(d).

(e)    MAINTENANCE OF GALLIUM ACTIVITY AT SALINDRES SITE

       The Buyer shall maintain the gallium activity on the Salindres Site at current operational levels for a duration of at least five (5) years, and shall maintain the current employment level at the Salindres Site for the minimum five (5) year period, except (i) in the event of a material downturn in the worldwide Gallium Business; provided, however, that in any event during the five year period, the Buyer shall not be entitled to transfer the conduct of the French purification activity to Germany, (ii) in the event of a Force Majeure but solely for the duration of the Force Majeure, (iii) in the event the Transferor were to cease its own activities on the Salindres Site, (iv) in the event the course of business between AOS and Ingal Stade is materially altered by AOS to the material detriment of the Gallium Business. If after the five-year period, the Buyer decides to cease the gallium activity on the Salindres Site and to sell the buildings thereon (other than in connection with a sale of the business), the Buyer shall offer to the Transferor a right of first refusal to purchase such buildings at their net book value, and the Buyer shall not sell the buildings at a lower price than the price offered to the Transferor unless the Transferor declines at any lower price also. The Buyer shall not be obligated under this clause to the extent any employee retires, resigns or is terminated for good reason by the Company.

(f)    ACCESS TO FILES AND INFORMATION

       For the purposes of ARTICLES 4 AND 6 only, the Buyer shall arrange for the Companies to allow the representatives of the Transferor and the audit and/or consulting firms concerned reasonable access to the information and files of the Companies from the Transfer Date, on the understanding that said access shall not disrupt the ordinary course of business.

       The representatives of the Transferor and the audit and consulting firms shall keep all information and all documents disclosed to them in this context strictly confidential.

(g)    SOCIAL BENEFITS

       The parties acknowledge that the IRP and CAVDI retirement plans will cease to be applicable to the employees of the Company as of the Transfer Date. However, the parties have agreed to maintain a provision for retirement costs in relation to the IRP and CAVDI retirement plans in the Control Position.

       As a result, Buyer hereby undertakes to cause the Company to offer to its employees a supplemental retirement plan managed by an internationally recognized insurance policy and offering benefit and coverage globally similar to the benefit and coverage of the IRP and CAVDI regimes and corresponding to the provisions in the accounts of the Company.

(h)    TRANSFER OF REGISTERED OFFICE

       The Buyer shall cause the Company to change the address of its registered office on the Transfer Date.

(i)    GUARANTEE OF GEO

       GEO irrevocably and unconditionally guarantees the due and timely performance by the Buyer of all its obligations undertaken in this Agreement. All obligations undertaken by the Buyer herein shall be considered a direct and primary obligation of GEO.

10.3   MUTUAL COVENANTS

(a)    CONFIDENTIALITY

       Each of the parties, their representatives, employees, directors and outside consultants shall treat the contents of this Agreement as well as information obtained on the other party as confidential and shall refrain from disclosing this Agreement, in whole or in part to any third party, except as required by any laws or regulations of governmental entities (including the Securities and Exchange Commission) or by the employees' representatives or banks financing the transactions contemplated herein in which case, the disclosing party shall give prior notice to the other party, and if requested by such other party, the disclosing party shall seek to obtain a protective order or similar protection. The Transferor acknowledges that GEO will be required to disclose the terms of this Agreement in connection with it obligations under the Securities Exchange Act of 1934. The Transferor will not take any action seeking to prevent or limit such disclosure. Any breach of this confidentiality obligation by a representative, employee, director or outside consultant of any party shall be considered to be a breach of such party's obligations.

(b)    PUBLICITY

       Subject to the matters referenced in SECTION 10.3(a), the Transferor and the Buyer agree that, from the date hereof through the Transfer Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any governmental entity, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

(c)    BEST EFFORTS

       Subject to the terms and conditions of this Agreement, each party shall use its best efforts to cause each of the conditions to Closing applicable to it to be fulfilled.

(d)    COOPERATION

       Each of GEO and the Buyer and the Transferor shall furnish or cause to be furnished after the Transfer Date, upon reasonable written notice to the other party and its employees, counsel, auditors and representatives access, during normal business hours, such information and assistance relating to the Companies as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any tax returns, reports or forms or the defense of any tax claim or assessment or the response to any inquiry made by the tax authorities, as well as the preparation of any filing or submission which is necessary under any applicable legislation, rules or regulations including the Law n(degree) 89-935 of December 29, 1989. The Transferor shall provide access to GEO and its advisors to such material pertaining to the Gallium Business in the Transferor's possession as may be reasonably necessary in order for GEO to comply with the provisions of the Securities Exchange Act of 1934 and applicable rules in relation to the transactions contemplated herein. The Transferor shall provide GEO's advisors with such co-operation as may be reasonably requested by GEO in connection with the required disclosures under US securities laws (which may include causing PriceWaterHouse to conduct the necessary audit of the Gallium Business or provide such information as may be reasonably requested to have GEO conduct an audit of the Gallium Business); it being understood that in no event shall Rhodia be required to give any warranty or representation to GEO or GEO's auditors in this respect. The Buyer shall provide the Transferor access to records kept on data processing systems in relation to any tax reassessment or to any tax audit made by the tax authorities and concerning the Companies. The Transferor and the Buyer shall keep each other apprised of the status of any communication with, and any inquiries or requests for additional information from, any governmental entity, and shall comply promptly with any such inquiries or requests. Each of the Transferor and the Buyer shall use its best efforts to obtain any governmental consents required. It is understood and agreed that the party requesting information or co-operation from the other party in respect of this clause shall pay the other party's reasonable expense.

(e)    RELATED AGREEMENTS

       On the Transfer Date (immediately after the Closing), the parties hereto shall cause the Companies and companies of the Rhodia Group, as applicable, to enter into the following agreements:

       -     Services Agreement;

       -     Utilities Agreement;

       -     Research and Development Services Agreement;

       -     Confidentiality Agreement;

       -     Purchase Option Agreement;

       in the form attached hereto as APPENDIX D, (collectively, the "RELATED AGREEMENTS"), except that it is understood and agreed between the parties that the Buyer has not had the opportunity to review the Appendices to the Purchase Option Agreement and therefore the Appendices have yet to be agreed.

(f)    EASEMENTS

       The parties hereto acknowledge and agree that (i) in order to conduct the Gallium Business as currently being conducted, the Company has rights of access and Easements on the portion of the Salindres Site it does not own, and (ii) in order to conduct their activities, the Transferor and other members of the Rhodia Group have rights of access and Easements on the Salindres Site owned by the Transferor in relation to the Gallium Business (in particular for the maintenance of pipes). The parties further acknowledge and agree that the Salindres Site is subject to legal easements ("servitudes legales" such as "regles d'urbanisme") and these rights of access and Easements have not been identified and precisely listed in the Appendices hereto as of the date hereof. The parties undertake and agree to use their best efforts to identify and formalize these rights of access and Easements as well as any rights and Easements necessary for the conduct of their future activities, as soon as possible following the date hereof by way of a notarized deed. The costs of these formalities shall be borne by the Transferor. The Transferor agrees to grant to the Company such rights of access necessary for the proper operation of the Gallium Business at the Salindres Site as currently being conducted to the extent it does not unreasonably disrupt the Transferor's activities and the other activities of third parties on the Salindres Site. The Transferor also agrees to use its best efforts to obtain the release of any mortgage ("hypotheque") or pledge ("nantissement") if any, existing as of the Transfer Date on the assets contributed to the Company.

(g)    PINJARRA ASSETS

       The parties acknowledge and agree that none of the assets (including the patents or other intellectual or industrial property rights) of Pinjarra shall be transferred or acquired by the Buyer or GEO by virtue of this Agreement. Nothing in this Agreement or in the Appendices hereto shall be interpreted as a transfer of ownership of these assets to GEO or the Buyer.

(h)    REGISTRATIONS

       The parties acknowledge and agree that as set forth in APPENDIX 8.1.1
       (f)(ii) the Intellectual Property Rights and Patent Rights are not all registered in the name of the Transferor or Ingal Stade on the date hereof. As a result, the Transferor undertakes and agrees to promptly and diligently proceed to all registration formalities required to register the Intellectual Property Rights and Patent Rights in the name of the Company or Ingal Stade and then to proceed to all formalities required in respect of the Intellectual Property Rights and Patent Rights pursuant to the Contribution. All relevant costs, fees and expenses shall be borne by the Transferor.

                                   ARTICLE 11
                                   ----------

                              CONDITIONS TO CLOSING
                              ---------------------

11.1     CONDITIONS TO OBLIGATIONS OF THE BUYER

The obligations of the Buyer to complete the purchase of the Shares on the Transfer Date are subject to the following conditions:

(a)    REPRESENTATIONS AND WARRANTIES TRUE AND CORRECT

       The Transferor's representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Transfer Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct as of such date).

(b)    COMPLIANCE WITH AGREEMENT

       The Transferor shall have performed and complied in all material respects with all of its obligations under this Agreement, or shall have cured any instance of material non-performance or non-compliance, at or before the Transfer Date.

(c)    CONTRIBUTION AGREEMENT AND TRANSFER OF INGAL STADE SHARES

       The Transferor shall have (i) completed the Contribution and effected the corresponding increase in share capital with the issuance to the Transferor of the new shares in the Company, and (ii) Rhodia Deutschland shall have completed the transfer of the Ingal Stade Shares to the Company.

11.2   CONDITIONS TO OBLIGATIONS OF THE TRANSFEROR

The obligations of the Transferor to complete the sale of the Shares as of the Transfer Date are subject to the following conditions:

(a)    REPRESENTATIONS AND WARRANTIES TRUE AND CORRECT

       GEO and the Buyer's representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Transfer Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct as of such date).

(b)    COMPLIANCE WITH AGREEMENT

       GEO and the Buyer shall have performed and complied in all respects with all of its obligations under this Agreement, or shall have cured any instance of material non-performance or non-compliance, at or before the Transfer Date.

11.3   MUTUAL CONDITIONS

(a)    CONSULTATIONS

       All statutorily or contractually required consultations, including those of employees' representatives shall have been made and statutorily or contractually and required opinions of the employees' representatives shall have been rendered.

(b)    NO REGULATORY IMPEDIMENT

       No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued or other legal restraint or prohibition preventing the purchase of the Shares by the Buyer shall be in effect.

                                   ARTICLE 12
                                   ----------

                                   TERMINATION
                                   -----------

12.1     TERMINATION EVENTS.

This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either the Transferor or the Buyer upon ten (10) Business Days prior notice to the other if a material breach of any provision of this Agreement has been committed by the other party and such material breach has not been cured or waived during such ten (10) Business Day period;

(b) by the Buyer upon simple notice to the Transferor if any of the conditions precedent in ARTICLE 11.1 has not been satisfied as of October 1, 1999 or if satisfaction of any such condition precedent is or becomes impossible (other than as a result of the failure of the Buyer to comply with its obligations under this Agreement) and the Buyer has not waived such condition precedent on or before the Closing;

(c) by the Transferor upon simple notice to the Buyer if any of the conditions precedent in ARTICLE 11.2 has not been satisfied as of October 1, 1999 or if satisfaction of any such condition precedent is or becomes impossible (other than as a result of the failure of the Transferor to comply with its obligations under this Agreement) and the Transferor has not waived such condition precedent on or before the Transfer Date;

(d) by either party upon simple notice if the Closing has not occurred on or before November 1, 1999, or such later date as the parties may agree upon; provided the terminating party is not in material breach of its obligations hereunder;

(e)      by mutual written consent of the Buyer and the Transferor.

12.2     EFFECT OF TERMINATION.

Unless termination of this Agreement is due to the breach of a party's obligations hereunder, neither party shall be liable to the other regarding this Agreement or the fact that this Agreement was not consummated, in particular, but without limitation if termination is a result of any governmental or regulatory impediment.

                                   ARTICLE 13
                                   ----------

                                  MISCELLANEOUS
                                  -------------

(a)    COSTS/EXPENSES

       Each of the parties shall bear the cost of all expenses incurred by it prior to execution of this Agreement, notably the fees and costs of its own lawyers, accountants and other consultants.

(b)    APPENDICES/ENTIRE AGREEMENT

       The Appendices are an integral part of this Agreement. A disclosure made in any Appendix to this Agreement by a party hereto shall only be deemed to have been made by such party in other Appendices in which a disclosure would be applicable if such disclosure is not materially misleading and provided that such party shall have attempted in good faith to identify the representation and warranty to which such disclosure relates. The provisions in this Agreement and the Appendices shall constitute the entire agreement between the parties in respect of its purpose and shall replace and cancel all prior warranties, representations, negotiations, oral or written communications, acceptances, understandings or agreements between the parties with respect to the provisions governed by or provided for in this Agreement. Representations and warranties shall only be disclosed against if the relevant representation and warranty references an Appendix (except where an Appendix says "None").

(c)    MODIFICATION

       This Agreement can only be modified by a written amendment signed by the parties. In particular, tolerance or failure to act by either party shall not be construed as a waiver of its rights under this Agreement.

(d)    SEVERABILITY

       Should one of the Articles or Sections of this Agreement turn out to be null and void or unenforceable (except for a condition to closing of the Buyer which has not been satisfied):

       (i) the validity and enforceability of the other Articles or Sections shall in no way be affected and none of the parties shall be entitled to claim damages solely because of said nullity or unenforceability.

       (ii) the parties shall negotiate in good faith in order to replace the Article or Section concerned by one or more valid and enforceable Articles or Sections whose tenor reflects the common intention of the parties as closely as possible or, if no such common intention can be determined, the intention of the party the void or unenforceable Article or Section was supposed to protect.

(e)    INTERPRETATION

       In this Agreement, except if the context of the Article or Section concerned or its wording shows that another interpretation is necessary :

       (i) words used in the singular shall include the plural and vice-versa;

       (ii) references to any document (including this Agreement) shall be deemed references to such document as amended, reiterated, completed, modified or replaced at any time;

       (iii) references to this Agreement shall be deemed references to this Agreement, to the Appendices, which are an integral part of this Agreement and have the same contractual force;

       (iv) the titles of the Articles and Sections are for convenience only and must be ignored in interpreting the Agreement;

       (v) references to any of the parties to this Agreement include its successors and beneficiaries;

       (vi) references to a law or laws include reference to all international treaties, constitutional provisions, decrees, ordinances, regulations and rules resulting from a senior text (such as a ruling) or judgement and the term "legal" shall be interpreted in a similar way;

       (vii) reference to a law shall be references to such law as amended, completed, modified, replaced or interpreted at any time;

       (viii) references to a judgement are references to any decision, injunction, order, judgement, ruling, sentence or award by any court or arbitrator;

       (ix) references to a person are references to any natural or legal person or any other entity, organization or subsidiary whatsoever, whether or not it is considered a legal person.

(f) All modifications, claims, affidavits, demands, notices, summons and other communications by virtue of this Agreement shall be sent in English in writing and shall be deemed to have been given if sent by registered letter with notice of receipt or by fax or telex confirmed by registered letter with notice of receipt to the following addresses:

       If the Transferor is the recipient:
       Attn: Chief Financial Officer and General Counsel, Rhodia
       Address: 25, quai Paul Doumer - 92408 Courbevoie Cedex, FRANCE
       Telex: 610500F RHON - Fax: 33-1-47-68-13-32
       The date of receipt of the notice or communication shall be the date of receipt of the registered letter with notice of receipt.

       With copy to:

       Attn: Wesley R. Johnson, Jr., Jones, Day, Reavis & Pogue
       Address: 120 rue du Faubourg Saint Honore - 75008 Paris, FRANCE
       Fax: 33-1-56-59-39-38
       The date of receipt of the notice or communication shall be the date of receipt of the registered letter with notice of receipt.

       If the Buyer is the recipient:
       Attn:
       Address:
       Fax
       The date of receipt of the notice or communication shall be the date of receipt of the registered letter with notice of receipt.

       If GEO is the recipient:
       Attn: Chief Executive Officer, GEO Specialty Chemicals, Inc.
       Address: 28601 Chagrin Boulevard, Suite 210, Cleveland, OH  44122, U.S.A.
       Fax: 1-216-765-1307
       The date of receipt of the notice or communication shall be the date of receipt of the registered letter with notice of receipt.

       With copy to:

       Attn: Craig R. Martahus and Stuart Welburn, Thompson, Hine & Flory LLP
       Address: 3900 Key Center, 127 Public Square, Cleveland, OH 44114-1216, U.S.A.
       Fax: 1-216-566-5800
       The date of receipt of the notice or communication shall be the date of receipt of the registered letter with notice of receipt.

(g)    CURRENCY CHANGES

       All payments and valuations pursuant to this Agreement shall be made in French Francs. Upon the institution of any currency change (including application of the EURO currency), the new currency shall replace the French Francs herein in accordance with applicable laws and regulations.

(H)    FURTHER ASSURANCES

       The parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the interest of this Agreement.

                                   ARTICLE 14
                                   ----------
                                   ASSIGNMENT
                                   ----------

The rights and obligations under this Agreement may not be assigned or delegated by any party hereto, in whole or in part, to any third party without the prior written consent of the other party; provided, however, that the Transferor or GEO and/or the Buyer may assign this Agreement to a company of the Rhodia Group or the GEO Group, respectively. Notwithstanding the foregoing, the benefit of this Agreement shall automatically be transferred to any company or companies which are successors to the rights of the parties, by way of an acquisition, merger, partial asset contribution, dissolution and transfer of the business. The company or companies coming into the rights of the parties shall substitute the parties for all obligations incumbent on the parties to this Agreement. The Transferor has no present intention to assign this Agreement.

                                   ARTICLE 15
                                   ----------
                                  REGISTRATION
                                  ------------

This Agreement shall be registered and the duties charged in application of
Article 726.1 of the General Tax Code shall be paid by the Buyer.

                                   ARTICLE 16
                                   ----------
                            GOVERNING LAW - DISPUTES
                            ------------------------

This Agreement shall be governed by French law. All disputes arising out of, or in connection with, the present Agreement shall be finally settled by the Commercial Court of Nanterre; provided, however, that if such claim is brought by the Transferor, the Transferor shall pay the translation costs of documents required to be translated from French to English. If the claim is brought by the Buyer, and the Buyer desires a translation of documents which are in the French language, the Buyer shall bear all translation costs.

                                   ARTICLE 17
                                   ----------
                              ELECTION OF DOMICILE
                              --------------------

For the purpose of this Agreement and its sequels, each of the parties elects domicile at its respective registered office.

Done in Courbevoie,
This 6th day of August, 1999

In 3 original copies, one for each of the parties

RHODIA CHIMIE S.A.                      GEO SPECIALTY CHEMICALS, INC.

/s/ Pierre-Louis Rosset                 /s/ George P. Ahearn
-----------------------                ------------------------
By:    Pierre-Louis Rosset              By:  George P. Ahearn
Title: Mergers and Acquisitions         Title: President
         Manager